SHARE PURCHASE AGREEMENT

dated June 13, 2006

by and between

Credit Suisse Group
Paradeplatz 8
8001 Zurich, Switzerland	(the "Seller")

and

AXA
25, avenue Matignon
75008 Paris, France	(the "Purchaser")

regarding

Purchase and Sale

of

all Shares in Winterthur

TABLE OF CONTENTS

1.	Defined Terms and Construction			9
	1.1.	Defined Terms		9
	1.2.	Construction		9
2.	Sale and Purchase of Shares			11
	2.1.	Object of Sale and Purchase		11
	2.2.	Purchase Price		11
		2.2.1.	Aggregate Purchase Price	11
		2.2.2.	No Adjustment of Purchase Price	11
3.	Conditions Precedent to Closing			11
	3.1.	Conditions Precedent		11
	3.2.	Material Merger Control Clearances and Regulatory Filings and Approvals		14
	3.3.	Waiver of Conditions Precedent Non-satisfied		14
	3.4.	Termination of Agreement		15
4.	Closing			15
	4.1.	Date and Place of Closing		15
	4.2.	Closing Actions		16
	4.3.	Deemed Concurrence of Closing Actions		18
	4.4.	Closing Minutes		18
5.	Actions between Signing and Closing			18
	5.1.	General; Good Faith		18
	5.2.	Filings and Submissions		19
	5.3.	Access to the Winterthur Group		21
	5.4.	Conduct of Business		22
	5.5.	Corporate Name, Trademarks and Domain Name Credit Suisse		28
	5.6.	Confidentiality Agreement and Trading Restrictions		29
	5.7.	Securities Positions		30
	5.8.	2006/2007 Reinsurance Programs		30
	5.9.	Integration Planning Committee		30
	5.10.	Global Bancassurance Agreement		31
	5.11.	Internal Audit Services		31
	5.12.	Winterthur Germany		31
	5.13.	Additional Information		32
	5.14.	Domain Names Winterthur		32
	5.15.	Other Actions between Signing and Closing		32
6.	Representations and Warranties			32
	6.1.	Representations and Warranties of the Seller		32
		6.1.1.	Corporate Existence and Organisation	33
		6.1.2.	Execution and Binding Nature, No Conflict	34
		6.1.3.	Shares; Legal Title	34
		6.1.4.	Financial Statements	35
		6.1.5.	Actuarial Reports	35
		6.1.6.	Conduct of Business in the Ordinary Course	35
		6.1.7.	No Material Adverse Change	37
		6.1.8.	Certain Assets	37
		6.1.9.	No Dividends	38

			6.1.10. Taxes	38
			6.1.11. Authorisations and Permits	38
			6.1.12. Compliance with Laws	39
			6.1.13. Consultants; Employees	39
			6.1.14. Social Security and Pension	40
			6.1.15. Intellectual Property Rights	41
			6.1.16. Material Contracts	42
			6.1.17. Reinsurance Contracts	45
			6.1.18. Insurance Contracts	46
			6.1.19. Insurance related Litigation	46
			6.1.20. Other Litigation	46
			6.1.21. Internal Control over Financial Reporting	46
			6.1.22. Finso Loan	47
			6.1.23. XL Settlement Agreement and Winterthur Germany Share Purchase
			Agreement	47
	6.2.		Representations and Warranties of the Purchaser	47
		6.2.1.	Corporate Existence, Standing and Authorisation	47
		6.2.2.	Execution and Binding Nature, No Conflict	48
		6.2.3.	Funds	48
	6.3.		Representations and Warranties Exclusive	48
7.	Remedies in case of Misrepresentation or Breach of Warranty			49
	7.1.		Term of Representations and Warranties	49
	7.2.		Notice of Breach	50
	7.3.		Remedies of the Purchaser	51
	7.4.		Limitation and Exclusion of Remedies of the Purchaser	51
	7.5.		Remedies of the Seller	53
	7.6.		Time Limitations and Remedies Exclusive	53
8.	Limitation of Seller's Liability; Third Party Claims			54
	8.1.		Limitation of Seller's Liability under this Agreement	54
	8.2.		Third Party Claims	56
9.	Post-closing covenant			57

10.	Post-Closing undertakings and other Covenants			58
	10.1.		Inter-company Financial Indebtedness and Trade Accounts	58
			10.1.1. Inter-company Financial Indebtedness	58
			10.1.2. Inter-company Accounts Receivable and Payable	58
			10.1.3. Management Fees	58
	10.2.		Assumption and Termination of Seller Commitments	59
	10.3.		Termination and Assumption of Winterthur Group Commitments	60
	10.4.		Document Retention and Access	61
	10.5.		Insurance of the Winterthur Business	62
	10.6.		Corporate Name, Trademarks and Domain Name Credit Suisse	62
	10.7.		Pension Schemes and Plans	63
	10.8.		Seller Share Plans	63
	10.9.		No Recourse against Directors and Officers	64
	10.10.Certain Agreements between the Winterthur Group and the Seller Group			65
	10.11.Swiss VAT Tax Indemnity			66
	10.12.Deposit of Disclosed Documents			67
	10.13.Non-Competition			68
	10.14.Non-Solicitation			70
11.	Miscellaneous			71

	11.1.	Entire Agreement; Amendments	71
	11.2.	No Waiver	71
	11.3.	Severability	71
	11.4.	Notices	71
	11.5.	Confidentiality and Press Releases	72
		11.5.1. Confidentiality of the Agreement	72
		11.5.2. Confidentiality Undertakings of the Seller	73
		11.5.3. Confidentiality Undertakings of the Purchaser	73
	11.6.	Assignment	75
	11.7.	Cost and Expenses; Taxes	75
12.	Applicable Law and Dispute Resolution		75

TABLE OF SCHEDULES
(The following schedules and exhibits to the agreement identified below have been omitted in reliance upon Rule 601(b)(2) of Regulation S-K. The Registrant hereby undertakes to furnish such schedules and exhibits to the Commission supplementally upon request.)

Schedule No.	Schedule Name

Schedule (C)	Winterthur Subsidiaries

Schedule 1.1	Defined Terms

Schedule 1.1(a)	Material Winterthur Subsidiaries

Schedule 1.1(b)	Winterthur Germany Subsidiaries

Schedule 1.1(c)	Additional Winterthur Entities

Schedule 4.2(g)	Persons to Resign from the Board of Directors of the Company and Winterthur Life

Schedule 4.2(h)	Form of Resolutions granting Discharge to Board Members

Schedule 4.2(j)	Form of Confirmation re Repayment of Finso Loan

Schedule 5.2(a)(i)(1)	Merger Control Clearances

Schedule 5.2(a)(i)(2)	Specific Information Requests

Schedule 5.4(c)	Certain Mergers, Consolidations and Acquisitions between
Signing and Closing

Schedule 5.4(d)	Certain Disposals of and Encumbrances in Assets between
Signing and Closing

Schedule 5.4(e)	Certain Disposals of or Encumbrances in Shares between
Signing and Closing

Schedule 5.4(g)	Certain Dividends and Share Capital Repayments between
Signing and Closing

Schedule 5.4(h)	Certain Changes to Remunerations between Signing and
Closing

Schedule 5.4(i)	Certain Changes to Employment Terms between Signing and
Closing

Schedule 5.4(j)	Certain Guarantees, Sureties, Indemnities and Letters of
Comfort between Signing and Closing

Schedule 5.4(k)	Certain Obligations and Capital Expenditures between Signing and Closing

Schedule 5.4(l)	Certain Settlements between Signing and Closing

Schedule No.	Schedule Name

Schedule 5.4(m)	Certain Actions, Suits and Proceedings in respect of Policies between Signing and Closing

Schedule 5.4(p)	Certain Changes to Reinsurance Contracts between Signing
and Closing

Schedule 5.4(q)	Certain Agreements Limiting the Freedom between Signing
and Closing

Schedule 5.4(r)	Certain Long-term Financings and other Transactions between
Signing and Closing

Schedule 5.4(t)	Certain Fees to the Seller between Signing and Closing

Schedule 6.1.4	2005 Financial Statements

Schedule 6.1.5	List of Actuarial Reports commissioned by the Company's
Head Office

Schedule 6.1.6(a)	Certain Disposals of and Encumbrances in Assets since
January 1, 2006

Schedule 6.1.6(b)	Certain Disposals of and Encumbrances in Shares since
January 1, 2006

Schedule 6.1.6(c)	Certain Guarantees, Sureties, Indemnities and Letters of
Comfort since January 1, 2006

Schedule 6.1.6(d)	Certain Obligations and Capital Expenditures since January 1,
2006

Schedule 6.1.6(e)	Certain Losses in respect of Policies since January 1, 2006

Schedule 6.1.8(a)	Certain Disposals of Premises and Equipment since January 1,
2006

Schedule 6.1.8(c)	Certain Real Estate

Schedule 6.1.9	Certain Dividends and Share Capital Repayments since
January 1, 2006

Schedule 6.1.11(b)	Authorised Insurance Classes and Jurisdictions

Schedule 6.1.11(c)	Jurisdictions and Types of Licenses

Schedule 6.1.12	Certain Compliance Matters

Schedule 6.1.13(a)	Certain Consultancy Agreements

Schedule No.	Schedule Name

Schedule 6.1.13(b)	Certain Employment Agreements

Schedule 6.1.13(c)	Certain Severance Payment Obligations to Employees

Schedule 6.1.14(b)	Certain Pension Plans

Schedule 6.1.14(d)	Certain Pension Plans Affected by the Agreement

Schedule 6.1.15(a)(1)	Certain Intellectual Property Rights

Schedule 6.1.15(a)(2)	Certain Intellectual Property Rights Infringements

Schedule 6.1.16(a)	Material Contracts

Schedule 6.1.16(b)	Defaults under, Possible Terminations of or Notifications and
Consents to Material Contracts

Schedule 6.1.17(a)	Certain Reinsurance Contracts

Schedule 6.1.17(b)	Defaults under or Possible Terminations of Reinsurance
Contracts

Schedule 6.1.19	Insurance-related Litigation

Schedule 6.1.20	Other Litigation

Schedule 7.4(a)(ii)(1)	Index of Data Room Documents

Schedule 7.4(a)(ii)(2)	Additional Disclosed Documents

Schedule 10.1.1	Certain Financial Indebtedness

Schedule 10.1.3	Certain Management Fees

Schedule 10.2(b)(i)	Certain Seller Commitments

Schedule 10.6(b)	Winterthur Trademarks

Schedule 10.7	Certain Pension Plan-related Transfers

Schedule 10.8(a)	Certain Share and Option Plans

Schedule 10.10(a)(1)	Certain Existing Inter-company Agreements

Schedule 10.10(a)(2)	Certain Service Level Agreements

This Share Purchase Agreement is made as of this June 13, 2006 by and between (i) Credit Suisse Group, a Swiss stock corporation (Aktiengesellschaft), registered with the commercial register of the Canton of Zurich under registration number CH-020.3.906.075 -9, with registered office at Paradeplatz 8 in 8001 Zurich, and (ii) AXA, a French société anonyme with registered office at 25, avenue Matignon in 75008 Paris.

WHEREAS:

(A)

The Seller owns all issued and outstanding shares in "Winterthur" Schweizerische Versicherungs-Gesellschaft (the "Company" or "Winterthur"), a Swiss stock corporation (Aktiengesellschaft), registered with the register of commerce of the canton of Zurich under the registration number CH-020.3.928.827-5, with registered office at General Guisan-Strasse 40 in 8400 Winterthur, whose share capital amounts to CHF 260'000'000 (two hundred sixty million Swiss Francs) and is divided into 13'000 (thirteen thousand) registered shares (Namenaktien) with a par value of CHF 20 each (the "Shares").

(B)

The Company and its Affiliates are providing (i) non-life insurance products and services, including motor vehicle, fire, property, general liability and collective accident insurance, to private and corporate customers predominantly in Europe and the United States of America and (ii) life insurance and pension products and services, including to private and corporate clients in Europe and selected Asian markets (together with such other business conducted by the Company and its Affiliates as of the date hereof, the "Winterthur Business").

(C)

As at the date hereof, the Company has Control, subject to the rights of minority shareholders (if any) under applicable laws or agreements, over the Business Entities shown in Schedule (C) (the "Winterthur Subsidiaries", together with the Company the "Winterthur Group"). In addition, the Company, directly or indirectly through Winterthur Subsidiaries, holds minority participations and operates certain branches and representation offices, respectively, as shown in Schedule 1.1(c).

(D)

The Purchaser, who is a global financial services provider, wishes to acquire all Shares in the Company and has been granted access to and has reviewed, analysed and assessed detailed legal, financial, actuarial, accounting, tax and operational information in relation to the Winterthur Business (including the Disclosed

Documents, as further specified in this Agreement) and held various discussions and interviews with the management of the Winterthur Group (such review, analysis, assessment, discussions and interviews collectively, the "Due Diligence").

(E)	The Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, all Shares in the Company pursuant to the terms and subject to the conditions of this Agreement.

(F)

This Agreement (including its Schedules and annexes) and the consummation of the transactions contemplated by this Agreement have been approved by the board of directors of the Seller and of the Purchaser.

NOW, THEREFORE, the Parties agree as follows:

1.	DEFINED TERMS AND CONSTRUCTION

1.1.	DEFINED TERMS

Capitalised terms used in this Agreement (including in the Recitals above and its Schedules and annexes) shall have the meanings set forth in Schedule 1.1.

1.2.	CONSTRUCTION

(a) Unless a contrary indication appears, any reference in this Agreement to:

(i)

the "equivalent" of a currency shall be construed as the equivalent of any non-Swiss currency to the relevant amount in Swiss Francs set forth in the relevant provision, and shall be calculated on the basis of the spot rate of exchange for the purchase of the relevant non-Swiss currency with Swiss Francs by using <CHFAAA> cross rate quotation on Bloomberg (<CHFAAA> currency HP) for the close of the Business Day immediately preceding the relevant day of calculation where AAA is the ISO-based ticker of the relevant non-Swiss currency:

(aa)	in relation to Section 3.1(f), on the Closing Date;

(bb)

in relation to Section 5.4, on the day the Company or any Winterthur Subsidiary enters into a specific transaction or undertaking that is subject to Section 5.4 or, if the respective day is not a Business Day, on the immediately preceding Business Day ; or

(cc)	in relation to Section 6.1, on the Signing Date;

(ii)	"including" or "includes" shall be construed without limitation;

(iii)	a provision of law is a reference to that provision as amended or re- enacted from time to time; and

(iv)	a time of a day is a reference to Zurich time.

(b)	The provision of a table of contents and the Section and Schedule headings in this Agreement are for ease of reference only and shall not affect its interpretation.

(c)

The Schedules attached to this Agreement shall, for all purposes of this Agreement, form an integral part of it. The disclosure by the Seller of any matter in the Schedules to this Agreement shall not be deemed to constitute an acknowledgement by the Seller that the matter is required to be disclosed by the terms of this Agreement, that the matter is material or that the matter is or is not in the Ordinary Course of Business, and, notwithstanding any provision to the contrary in this Agreement, any disclosure contained in any Schedule to this Agreement referred to by a Section of this Agreement shall be deemed to apply with respect to all Sections of this Agreement, unless a Schedule or a specific disclosure in such Schedule is explicitly stated to apply solely with respect to one or several specified Sections of this Agreement.

2.	SALE AND PURCHASE OF SHARES

2.1.	OBJECT OF SALE AND PURCHASE

In accordance with the terms and subject to the conditions of this Agreement, the Seller hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Seller, all the Shares, free and clear from any Encumbrance.

2.2.	PURCHASE PRICE

2.2.1.	Aggregate Purchase Price

(a)

If the Closing occurs on December 31, 2006, the purchase price payable by the Purchaser to the Seller for the Shares at Closing shall be CHF 12'300'000'000 (in words: twelve billion three hundred million) Swiss Francs).

(b)

If the Closing occurs after December 31, 2006, the purchase price set forth in Section 2.2.1(a) shall be increased by an amount determined by multiplying CHF 1'700'000 (in words: one million seven hundred thousand Swiss Francs) by the number of calendar days elapsed from (including) January 1, 2007 to (including) the Closing Date (such increased purchase price, the "Increased Purchase Price").

2.2.2.	No Adjustment of Purchase Price

Except as set forth in paragraph (b) of Section 2.2.1, the Purchase Price shall not be subject to any price adjustment on any basis whatsoever.

3.	CONDITIONS PRECEDENT TO CLOSING

3.1.	CONDITIONS PRECEDENT

The consummation of the sale and purchase of the Shares shall be subject to the following conditions precedent being satisfied or waived in accordance with Section 3.3, prior to or on the last Business Day of the calendar month in which the 1st (first) anniversary of the Signing Date occurs (the "Long Stop Date"):

(a)	Material Merger Control Clearances. Subject to Section 3.2, all legally required merger control clearances:

(i) in relation to Switzerland, from the Swiss Competition Commission;

(ii)

in relation to the European Community, from the EU Commission and, in the event of referral pursuant to Article 9 of Council Regulation (EC) 139/2004 of any aspect of the transactions contemplated hereby to any competent merger control authority of a member state of the EU, the merger control clearance, where legally required, by such competent authority of the aspect that was so referred; and

(iii) in relation to the United States of America, from the US Competition Authority;

(collectively, the "Material Merger Control Clearances") have been obtained by the Purchaser or the respective waiting periods have expired without a reaction of the relevant competition authority.

(b)

Certain Regulatory Filings and Approvals. Subject to Section 3.2, all legally required regulatory notifications, applications, submissions and approvals for the consummation of the transactions contemplated by this Agreement (collectively, the "Regulatory Filings and Approvals") have been made and, where legally required, obtained by the Purchaser, the Company or the Seller.

The Parties acknowledge that certain regulatory authorities (including the

Swiss Federal Office for Private Insurances (Bundesamt für Privatversicherungen; "FOPI") may grant the final regulatory authorisations only upon completion of the transactions contemplated by this Agreement, but will indicate their pre-approval (subject only to completion of the transactions contemplated by this Agreement), in which case such pre-approvals shall be deemed to be Regulatory Filings and Approvals for purposes of this Section 3.1(b) .

(c)

No Judgment or Order. The Closing shall not have been prohibited by a judgment or injunction or other authoritative relief or measure, and there shall be no legal action or application of any Third Person pending in any Material Jurisdiction before any state court, arbitral tribunal or other authoritative body which is reasonably likely to be successful and which seeks to prohibit the Closing.

(d)	Representations, Warranties and Covenants of the Seller. Except as otherwise specified in Section 6.1:

(i)

the representations and warranties of the Seller contained in Sections 6.1.1 (Corporate Existence and Organisation), 6.1.2 (Execution and Binding Nature; No Conflict), 6.1.3 (Shares; Legal Title), 6.1.7 (No Material Adverse Change) and, in respect of the Company and the Material Winterthur Insurance Subsidiaries and to the extent material to the Winterthur Business as a whole, Section 6.1.11(a) (Authorisations and Permits) and Section 6.1.23 (XL Settlement Agreement and Winterthur Germany Share Purchase Agreement) of this Agreement shall, in all material respects, be true and accurate as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date; and

(ii)

the Seller shall have in all material respects fulfilled or complied with the covenants to be fulfilled or complied with by it pursuant to Sections 5.4(b), 5.4(c), 5.4(g), 5.4(j), 5.4(q), 5.4(v) and 5.4(w); provided that for purposes of this Section 3.1(d), Section 5.4(b) shall be deemed to apply solely to the Company and Section 5.4(w) shall be deemed to apply solely to Sections 5.4(b), 5.4(c), 5.4(g), 5.4(j), 5.4(q) and 5.4(v).

(e)

Deliveries of Seller. The Seller shall deliver or cause to be delivered to the Purchaser at Closing the items specified in Section 4.2 to be delivered by it in form and substance reasonably satisfactory to the Purchaser.

(f)	No Material Adverse Change. From the Signing Date, no Material Adverse Change has occurred and is subsisting on the Closing Date.

(g)

Representations and Warranties of the Purchaser. Except as otherwise specified in Section 6.2, the representations and warranties of the Purchaser contained in Section 6.2 of this Agreement shall be true and accurate as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

(h)

Deliveries of Purchaser. The Purchaser shall deliver or cause to be delivered to the Seller at Closing the items specified in Section 4.2 to be delivered by it in form and substance reasonably satisfactory to the Seller.

3.2.	MATERIAL MERGER CONTROL CLEARANCES AND REGULATORY FILINGS AND APPROVALS

Notwithstanding anything contained in Sections 3.1(a) and 3.1(b) to the contrary, the conditions precedent set forth therein shall be deemed to have been satisfied irrespective of any conditions, requests or requirements that the relevant competition authorities or regulatory authorities may impose on the Purchaser unless:

(a)

the respective Material Merger Control Clearance is completely denied by the Swiss Competition Commission, the EU Commission, the competent merger control authority of a member state of the EU to which any aspect of the transaction was referred pursuant to Article 9 of Council Regulation (EC) 139/2004 and/or the US Competition Authority, and no conditions, requests or requirements are offered to allow for clearance; or

(b)

the regulatory authorisation of the Company or any Material Winterthur Subsidiary to conduct insurance business activities in a Material Jurisdiction is withdrawn or reasonably likely to be withdrawn by the FOPI or the equivalent supervisory authority in a Material Jurisdiction as a result of the respective notification, application or submission and no conditions, requests or requirements are offered to avoid such withdrawal.

3.3.	WAIVER OF CONDITIONS PRECEDENT NON-SATISFIED

If and to the extent legally permitted under applicable laws:

(a) the Seller shall have the right to waive in writing, in whole or in part, the conditions precedent to Closing set forth in Sections 3.1(g) and 3.1(h);

(b) the Purchaser shall have the right to waive in writing, in whole or in part, the conditions precedent to Closing set forth in Sections 3.1(d), 3.1(e) and 3.1(f); and

(c)

the Seller and the Purchaser shall jointly (but not individually) have the right to waive in writing, in whole or in part, the conditions precedent to Closing set forth in Sections 3.1(a), 3.1(b) and 3.1(c).

3.4.	TERMINATION OF AGREEMENT

(a)

If any of the conditions precedent to Closing set forth in Section 3.1 has not been satisfied or waived in accordance with Section 3.3 prior to or on the Long Stop Date, this Agreement shall automatically be deemed to be terminated with effect as of the Long Stop Date, unless the Parties agree otherwise in writing until (including) the Long Stop Date.

(b) If this Agreement terminates in accordance with Section 3.4(a):

(i)

all provisions of this Agreement shall terminate and cease to be effective as of 24.00 hours at the Long Stop Date, except for this Section 3.4(b), Section 5.6, Section 8.1, Sections 11.1 through 11.4, Section 11.5.1, Section 11.5.3(b), Section 11.6, Section 11.7 and Section 12 which shall continue to be in effect for an indefinite period of time; and

(ii)

such termination shall be without any liability of the Seller to the Purchaser or vice versa; provided that such termination shall not affect the liability of either Party to the other Party for the damage suffered by the other Party as a result of a breach of its obligations under this Agreement until (including) the Long Stop Date.

4.	CLOSING

4.1.	DATE AND PLACE OF CLOSING

(a)

Subject to Section 3 hereof, the actions set forth in Section 4.2 (the "Closing") shall occur on the 5th (fifth) Business Day after the last condition precedent to Closing set forth in Section 3.1 is satisfied or waived in accordance with

Section 3.3, but not earlier than on December 31, 2006, or on such other date as the Parties may agree in writing (in each case the "Closing Date").

(b)	The Closing shall occur at the offices of Lenz & Staehelin, Bleicherweg 58, CH-8027 Zurich, Switzerland, or at such other place as the Parties may agree in writing.

4.2.	CLOSING ACTIONS

Concurrently with and in exchange for the closing actions of the other Party, the following closing actions shall occur in the sequence of the alphabetic order of paragraphs (a) to (j) below:

(a)

the Purchaser shall deliver evidence reasonably satisfactory to the Seller that, subject to Section 3.2, all Material Merger Control Clearances have been obtained or the respective waiting periods have expired without a reaction from the relevant competition authority in accordance with Section 3.1(a);

(b)

the Purchaser shall deliver evidence reasonably satisfactory to the Seller that, subject to Section 3.2, all Regulatory Filings and Approvals have been obtained, respectively made, in accordance with Section 3.1(b) (including the pre-approval from FOPI of the purchase of the Shares by the Purchaser);

(c)

the Purchaser shall pay to the Seller the Purchase Price in CHF by wire transfer, with value as of the Closing Date and for same day receipt, in immediately available funds to one or more bank accounts designated by the Seller in writing no later than by close of business (Zurich) on the 3rd (third) Business Day prior to the Closing Date;

(d) the Seller shall deliver to the Purchaser the share certificates representing the Shares, duly endorsed in blank;

(e)

the Seller shall deliver to the Purchaser an extract of the minutes of a resolution of the board of directors of the Company approving the transfer of the Shares to the Purchaser and the entry of the Purchaser in the share register of the Company as of the Closing Date;

(f)	the Seller shall deliver to the Purchaser the share register of the Company in which the Purchaser is registered as the sole shareholder of the Company as of the Closing Date;

(g)

the Seller shall deliver to the Purchaser resignation letters of the members of the board of directors of the Company and of Winterthur Life as specified in Schedule 4.2(g), by which such persons (i) resign from such boards of directors (or other governing bodies, as applicable) and (ii) waive any rights and declare to have no claims towards any Business Entity of the Winterthur Group in connection with their membership in the respective boards of directors (or other governing bodies, as applicable);

(h)

the Purchaser shall deliver to the Seller a certified extract from the resolutions of the shareholders' meeting of the Company and of Winterthur Life substantially in the form attached hereto as Schedule 4.2(h) granting unconditional discharge to all former members of the board of directors of the Company, Winterthur Life and the Current Winterthur Group Executive Board in connection with their acts or omissions as directors and executive officers of the Company and of Winterthur Life during the period ending with the Closing Date;

(i)

the Purchaser shall procure the full repayment on behalf of Finso, or cause Finso to fully repay, the Finso Loan to the Seller's Guernsey Branch by way of payment of (aa) the Principal Finso Loan Amount and the (bb) Accrued Finso Interest, in each case in GBP by wire transfer, with value as of the Closing Date and for same day receipt, in immediately available funds to a bank account designated by the Seller in writing no later than by close of business (Zurich) on the 3rd (third) Business Day prior to the Closing Date; and

(j)

the Seller shall deliver to the Purchaser a confirmation from the Seller's Guernsey Branch substantially in the form attached hereto as Schedule 4.2(j) confirming to the Company and Finso that all amounts owed under the Finso Loan and the Finso Guarantee, including the Principal Finso Loan Amount, the Accrued Finso Interest and all interest, break cost, fees, commission and any other amounts owed under the Finso Loan and the Finso Guarantee have been discharged in full and that the Company and Finso are fully and finally released from all obligations thereunder, respectively.

4.3.	DEEMED CONCURRENCE OF CLOSING ACTIONS

Notwithstanding that the closing actions set forth in Section 4.2 shall occur in the alphabetic order of paragraphs (a) to (j), the Parties agree that all closing actions shall, as between themselves, be deemed to have occurred concurrently.

4.4.	CLOSING MINUTES

At the Closing Date, the Parties shall execute closing minutes evidencing the occurrence of the closing actions pursuant to Section 4.2 (the "Closing Minutes"). The Closing Minutes shall be prepared by Seller's legal counsel in cooperation with Purchaser's legal counsel reasonably prior to the Closing Date. For the avoidance of doubt, the Closing Minutes shall in no event limit or otherwise impact either Party's post-Closing rights and remedies, including pursuant to Sections 7 and 8 hereof.

5.	ACTIONS BETWEEN SIGNING AND CLOSING

5.1.	GENERAL; GOOD FAITH

From the Signing Date until the Closing Date, each Party shall take all such actions as are within its power to control, and use its commercially reasonable best efforts to procure that other actions be taken which are not within its power to control, so as to ensure that the conditions precedent to Closing set forth in Section 3.1 will be satisfied as soon as reasonably possible and in any event on or before the Long Stop Date. In particular, the Purchaser shall take all such actions as are within its power to control, and use its commercially reasonable best efforts to procure that other actions be taken which are not within its power to control, so as to ensure that the conditions for submitting and obtaining all Merger Control Clearances and Regulatory Filings and Approvals are fulfilled as soon as possible and in any event prior to the Long Stop Date, including by designating appropriate Representatives to the boards of directors (or other governing bodies, as applicable) and the executive positions, as required, of the Company and of Winterthur Life which meet the standards required by applicable laws and the competent competition and regulatory authorities. The Parties shall promptly inform each other of any facts or circumstances which could lead to a non- satisfaction or delay of any condition precedent to Closing, and shall in all other respects co-operate in good faith to consummate the transactions contemplated by this Agreement as soon as possible and in any event on or prior to the Long Stop Date.

5.2.	FILINGS AND SUBMISSIONS

	(a)	Promptly after the Signing Date:

(i)

the Purchaser shall provide the Seller with drafts of the filings for all legally required (aa) merger control clearances, including the Material Merger Control Clearances and the merger control clearances set forth in Schedule 5.2(a)(i)(1) (together with the Material Merger Control Clearances, collectively the "Merger Control Clearances") and (bb) Regulatory Filings and Approvals, in each case as soon as reasonably practicable and in any event no later than 15 (fifteen) Business Days after the later to occur of (x) Signing Date and (y) receipt by the Purchaser of the information specified in Schedule 5.2(a)(i)(2);

(ii)

the Seller shall review and provide the Purchaser with its comments on the drafts of the filings for all Merger Control Clearances and Regulatory Filings and Approvals, in each case solely with respect to the Winterthur Group as soon as reasonably practicable and in any event no later than within 10 (ten) Business Days after receipt of the drafts from the Purchaser pursuant to Section 5.2(a)(i); and

(iii)

the Purchaser shall finalise and submit, in close cooperation with the Seller, the filings (including draft or informal filings) for all Merger Control Clearances and Regulatory Filings and Approvals as soon as reasonably practicable and in any event no later than within 10 (ten) Business Days after receipt from the Seller of its comments on the drafts pursuant to Section 5.2(a)(ii).

(b)

Either Party shall procure that the other Party is provided with such information, documentation and assistance as may be reasonably necessary to obtain the governmental authorisations or approvals (including the Merger Control Clearances and the Regulatory Filings and Approvals) required for the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Seller shall (x) procure that the Company provides the Purchaser as soon as reasonably practicable and in any event no later than within 10 (ten) Business Days after the Signing Date with all information on the Seller or the Winterthur Group as specifically requested with reasonable prior written notice by the Purchaser from the Seller for the purpose of preparing the Regulatory Filings and Approvals and (ii) procure that the Company provides the Seller and the Purchaser as soon as reasonably practicable and in any event no later than within 15 (fifteen) Business Days after the Signing Date with a list that sets forth:

(i)

the jurisdictions and insurance classes in which each Winterthur Subsidiary (other than Material Winterthur Insurance Subsidiaries) and each of the branches and entities set forth in Schedule 1.1(c) are engaged in insurance activities;

(ii)

the jurisdictions in which each Winterthur Subsidiary (other than Material Winterthur Insurance Subsidiaries) is (x) either "domiciled" or (y) "commercially domiciled" for insurance regulatory purposes; and

(iii)

the jurisdictions and types of licences for all Winterthur Subsidiaries (other than Material Winterthur Subsidiaries) which are engaged in activities requiring broker-dealer, premium finance, banking, mutual fund, asset management or other regulatory licensing.

(c)

Except for notifications, applications, submissions, correspondence, meetings or conversations made, exchanged or held by the Seller or any of its Affiliates (including the Company and any Winterthur Subsidiary) or by the Purchaser or any of its Affiliates in the Ordinary Course of Business, none of the Parties, their Affiliates or Representatives shall make any notifications, applications, submissions or correspondence to any authority or hold any meeting with any authority (including pursuant to Sections 3.1(a) and 3.1(b) and this Section 5.2) in connection with the transactions contemplated by this Agreement without the prior consent of the other Party (which consent shall not be unreasonably withheld or delayed) and, with regard to meetings or substantive conversations with authorities, unless the other Party participates or is represented at such meeting or substantive conversation or has waived, or failed after reasonable notice to exercise, its right to participate or be represented at such meeting or conversation.

(d)

Without prejudice to Sections 3.2 and 5.1 hereof, the Purchaser covenants to the Seller that it shall, and to procure that its Affiliates shall, fulfil, comply with, meet and satisfy as soon as possible and in any event sufficiently prior to the Long Stop Date all conditions, requests or requirements that the relevant competition authorities and regulatory authorities may impose for their clearance of, or approval to, the transactions contemplated by this Agreement, including in connection with the Merger Control Clearances and the Regulatory Filings and Approvals.

5.3.	ACCESS TO THE WINTERTHUR GROUP

To the extent legally permissible under applicable laws and, as the case may be, contractual confidentiality undertakings, and to the extent required by the Purchaser for the purpose of (i) preparing the Closing, (ii) ensuring a smooth transition of the Winterthur Business to the Purchaser, including (subject to confidentiality restrictions and to the extent not disruptive to the Winterthur Business) with respect to possible transfers of Winterthur Subsidiaries in the Asia Pacific region to Affiliates of the Purchaser, at or after the Closing or (iii) evaluating potential divestitures of material Winterthur Group assets or Winterthur Subsidiaries after the Closing, the Seller shall procure and, with respect to Winterthur Germany, the Winterthur Germany Subsidiaries and the German Business, shall use its commercially reasonable efforts in procuring, that the Purchaser, its Representatives and its Affiliates will be afforded, in the reasonable discretion of the Seller, from the Signing Date to the Closing Date and upon prior written request of the Purchaser, reasonable access during normal business hours to:

	(a)	in relation to (i) and (ii) above, the directors, officers and selected key personnel and the material books and records and other material information of the Winterthur Group; and

	(b)	in relation to (iii) above, such additional material information and data with respect to material Winterthur Group assets and Material Winterthur Subsidiaries as the Purchaser may reasonably request;

provided, however, that the access for the Purchaser, its Representatives and its Affiliates to the directors, officers and selected key personnel and the material books and records and other material information or pursuant to this Section 5.3 shall not be disruptive for such directors, officers and selected key personnel or to the on-going business operations of the Winterthur Group, and provided further, that any such information shall be kept strictly confidential and may not be disclosed to any Third Person without the prior written consent of the Seller.

5.4.	CONDUCT OF BUSINESS

Save to the extent expressly permitted by this Agreement or required for the consummation of the transactions contemplated by this Agreement, the Seller shall procure and, with respect to the German Business, use commercially reasonable efforts in procuring, that from the Signing Date to the Closing Date the Winterthur Business will be operated in the Ordinary Course of Business. Without limiting the generality of the preceding sentence, save to the extent permitted by this Agreement, required by applicable laws or required for the consummation of the transactions contemplated by this Agreement, the Seller shall procure and, with respect to the German Business, use commercially reasonable efforts in procuring that, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed):

(a)

the Company and the Winterthur Subsidiaries will not issue shares or other equity securities (whether voting or non-voting, preferred or ordinary), or any rights to acquire such shares or other equity securities, to any Person;

(b)

except as required by law, neither the Company nor any Winterthur Subsidiary will make any modifications to its articles of incorporation (Statuten), its charter or other organizational documents or by-laws;

(c)

except as set forth in Schedule 5.4(c), the Company and the Winterthur Subsidiaries will not merge or consolidate with, or acquire all or substantially all the shares or assets (other than investment assets, acquired or disposed of in accordance with Section 5.4(f) hereof) of, any Third Person unless (i) the relevant Winterthur Subsidiary survives such merger or consolidation, and (ii) the value of the consideration for such an acquisition of the share capital or assets of, and the assumption of any debt outstanding from, any such Third Person does not exceed (x) individually CHF 20'000'000 (twenty million Swiss Francs) or (y), if exceeding individually CHF 5'000'000 (five million Swiss Francs), in the aggregate CHF 100'000'000 (one hundred million Swiss Francs) or the equivalents thereof;

(d)

except as set forth in Schedule 5.4(d) and subject to Section 5.4(e), the Company and the Winterthur Subsidiaries will not other than in the Ordinary Course of Business sell, assign or otherwise transfer to any Third Person, or grant any Encumbrance to any Third Person in, (i) any premises and equipment (eigengenutzter Grundbesitz und Einrichtungen) or (ii) material assets (other than investment assets, which may be disposed of in accordance with Section 5.4(f) hereof) of the Company or a Winterthur Subsidiary, if the value of the consideration for the sale, assignment, transfer of, or the Encumbrance in, such premises, equipment or material assets exceeds (i) individually CHF 20'000'000 (twenty million Swiss Francs) or (ii), if exceeding individually CHF 5'000'000 (five million Swiss Francs), in the aggregate CHF 100'000'000 (one hundred million Swiss Francs) or the equivalents thereof;

(e)

except as set forth in Schedule 5.4(e), the Company and the Winterthur Subsidiaries will neither sell, assign or otherwise transfer, nor grant any Encumbrance in, any shares in the Company or any Winterthur Subsidiary to any Third Person;

(f)	the Company and the Winterthur Subsidiaries will manage the portfolio of investment assets of the Winterthur Group in a prudent and diligent manner consistent with past practice;

(g)

except as set forth in Schedule 5.4(g), neither the Company nor any Winterthur Subsidiary will resolve or pay any dividends or repay any share capital (i) if such dividend or repayment from any Winterthur Subsidiaries in Spain or the United States of America would trigger any Tax liability, (ii) to the Company or any Winterthur Subsidiary in excess of individually CHF 50'000'000 (fifty million Swiss Francs) or the equivalent thereof or (iii) to the Seller or any of its Affiliates;

(h)

except as set forth in Schedule 5.4(h) or as required by law, collective bargaining schemes or any agreement existing at the Signing Date, the Company and the Winterthur Subsidiaries will not grant any material monetary or other bonuses or any material increase in the salary, bonus or other monetary or non-monetary remuneration of any of their directors, officers or employees whose current compensation package (including bonus and equity-based compensation) exceeds CHF 500'000 (five hundred thousand Swiss Francs) per annum or the equivalent thereof;

(i)

except as set forth in Schedule 5.4(i) or as required by law, collective bargaining schemes or any agreement existing at the Signing Date and subject to Sections 4.2(g) and 5.4(h), the Company and the Winterthur Subsidiaries will not (i) other than in the Ordinary Course of Business change the number of their directors, officers or employees or (ii) materially change or vary the terms of employment of any of their directors, officers or employees;

(j)

except in respect of Policies in the Ordinary Course of Business or as set forth in Schedule 5.4(j), the Company and the Winterthur Subsidiaries will not issue any guarantee, surety, indemnity or letter of comfort (i) in respect of obligations of any Third Person or (ii) in respect of obligations of the Company or any Winterthur Subsidiary for the benefit of any Third Person, in an amount exceeding (x) individually CHF 20'000'000 (twenty million Swiss Francs) or (y), if exceeding individually CHF 5'000'000 (five million Swiss Francs), in the aggregate CHF 100'000'000 (one hundred million Swiss Francs) or the equivalents thereof;

(k)	except as:

	(i)	permitted by paragraphs (a) to (j) and (l) to (w) of this Section 5.4;

	(ii)	required by applicable laws; or

	(iii)	as set forth in Schedule 5.4(k),

the Company and the Winterthur Subsidiaries will not take action to incur or assume any obligation or liability, pay, discharge or satisfy a claim, liability or obligation or make a capital expenditure or commitment therefor other than (x) in the Ordinary Course of Business, (y) in relation to investment assets acquired or disposed of in accordance with Section 5.4(f) hereof or (z), if outside the scope of (x) or (y), in an amount not exceeding (xx) individually CHF 20'000'000 (twenty million Swiss Francs) or (yy), if exceeding individually CHF 10'000'000 (ten million Swiss Francs), in the aggregate CHF 150'000'000 (one hundred fifty million Swiss Francs) or the equivalents thereof;

(l)	except in respect of Policy-related claims in the Ordinary Course of Business (which, for the avoidance of doubt, shall not include any Policy-related claims that are part of the Winterthur Group's closed portfolio management (CPM) unit) or as set forth in Schedule 5.4(l), the Company and the Winterthur Subsidiaries will not settle, or accept any compromise in relation to, any litigation, proceeding or governmental investigation relating to the Company or any Winterthur Subsidiary, their assets or the Winterthur Business:

(i)

in an amount exceeding individually CHF 15'000'000 (fifteen million Swiss Francs) or the equivalent thereof, except to the extent such amounts have been provisioned in the 2005 Financial Statements or the books and records of the Company or any Winterthur Subsidiary; or

(ii)	in respect of the Winterthur Group's closed portfolio management (CPM) unit, in an amount exceeding individually CHF 20'000'000 (twenty million Swiss Francs) or the equivalent thereof;

(m)

except as set forth in Schedule 5.4(m), the Company and the Winterthur Subsidiaries will not commence any action, suit or proceeding in respect of Policies (i) other than in the Ordinary Course of Business or (ii), if outside the Ordinary Course of Business, in an amount exceeding individually CHF 15'000'000 (fifteen million Swiss Francs) or the equivalent thereof;

(n)

except as required by law, the Company and the Winterthur Subsidiaries will not other than in the Ordinary Course of Business make any material modifications to their usual sales, accounting, actuarial, underwriting or material management practices;

(o)	the Company and the Winterthur Subsidiaries will not take, or omit to take, any action if such action or omission would reasonably be expected to constitute or result in a Material Adverse Change;

(p)

except as set forth in Schedule 5.4(p), neither the Company nor any Winterthur Subsidiary will other than in the Ordinary Course of Business commute or terminate, or amend or waive any of its rights under, any reinsurance or coinsurance treaties or agreements pursuant to which it has ceded or transferred any portion of its obligations or liabilities in an amount exceeding (i) individually CHF 20'000'000 (twenty million Swiss Francs) or (ii), if exceeding individually CHF 5'000'000 (five million Swiss Francs), in the aggregate CHF

100'000'000 (one hundred million Swiss Francs) or the equivalents thereof;

(q)

except as set forth in Schedule 5.4(q), neither the Company nor any Winterthur Subsidiary will enter into any agreement limiting in any material respect the freedom of the Company or any Winterthur Subsidiary to engage in any line of business, compete with any Third Person, or otherwise conduct the Winterthur Business;

(r)

except for borrowings and financings within the Winterthur Group or as set forth in Schedule 5.4(r), neither the Company nor any Winterthur Subsidiary will, other than in the Ordinary Course of Business or in respect of investment assets (to the extent in accordance with Section 5.4(f), enter into any:

	(i)	mortgage;

	(ii)	promissory note;

	(iii)	long-term loan agreement or other contract for the long-term borrowing of money;

in each case for a term of more than 1 (one) year, or

	(iv)	any currency exchange, commodities or other hedging arrangement or derivative transaction;

in each case (except in respect of derivative transactions) with a fair market value or, in respect of derivative transactions, with a nominal value, exceeding

	(x)	individually CHF 50'000'000 (fifty million Swiss Francs) or (y), if exceeding individually CHF 20'000'000 (twenty million Swiss Francs), in the aggregate CHF 240'000'000 (two hundred forty million Swiss Francs) or the equivalents thereof;

(s)	neither the Company nor any Winterthur Subsidiary will enter into, or amend in any material respect, any Material Contract;

(t)

except for (i) Management Fees in an amount not exceeding CHF 40'000'000 (forty million Swiss Francs) per annum (pro rata for the period after the Signing Date) or the equivalent thereof or (ii) as set forth in Schedule 5.4(t), neither the Company nor any Winterthur Subsidiary will pay any fee to the Seller other than on arm's length basis and for services actually provided to the Company or such Winterthur Subsidiary;

(u)

neither the Company nor any Winterthur Subsidiary will other than in the Ordinary Course of Business introduce any material changes to the compensation or bonuses paid to brokers or otherwise alter in any material respect the contractual arrangements with such Persons, in each case where such compensation or bonus is exceeding, or the contractual arrangements with such Persons provide for aggregate fees or compensation arrangements, in an amount in excess of individually CHF 15'000'000 (fifteen million Swiss Francs) or the equivalent thereof;

(v)

neither the Company nor any Winterthur Subsidiary will terminate, or amend, supplement, modify or waive in any material respect its rights and obligations under, the XL Settlement Agreement and the Winterthur Germany Share Purchase Agreement and the Seller will cause the Company to consummate the transactions contemplated by, and comply with the terms of, such agreements; and

(w)	neither the Company nor any Winterthur Subsidiary will enter into an agreement, whether or not in writing, that would be in breach of any of the undertakings set forth in this Section 5.4.

Without limiting the generality of this Section 5.4, but subject to applicable laws, from the Signing Date to the Closing Date the Seller shall procure that the Company uses commercially reasonable efforts consistent with past practice to preserve intact the current business organization of the Winterthur Group and maintain good relations with, and the goodwill of, the brokers, customers, creditors, and all other Persons having material business relationships with the Winterthur Group.

In addition, from the Signing Date to the Closing Date the Seller shall, or shall procure that the Company, whether by electronic mail or otherwise, promptly notify the Purchaser in writing if the Seller becomes aware that any of the Seller's representations and warranties in this Agreement which are qualified by "as of the Signing Date" or "to the Signing Date" would have become untrue or incorrect had such representation and warranty not been so qualified; provided that such notice shall not operate to in any way modify or cure any breach of the representations and warranties made by Seller in this Agreement or any Schedules referred to herein or attached hereto. The Seller shall have the right to procure and, upon the Purchaser's request, the Seller shall procure that the Company use commercially reasonable best efforts to take action which would cause such representations to be true and correct at Closing without giving effect to such qualification.

5.5.	CORPORATE NAME, TRADEMARKS AND DOMAIN NAME CREDIT SUISSE

(a)

The Purchaser acknowledges and agrees that, as between the Purchaser and its Affiliates on the one part and the Company, the Winterthur Subsidiaries, the Purchaser and any of its Affiliates on the other part:

(i)

all rights in and to the word or logo "Credit Suisse" or "Credit Suisse Group" including the corporate and trade name "Credit Suisse Life & Pension" (or any part or combination thereof) in connection with any corporate names, trade names, trade and service marks, domain names, logos or otherwise are the sole, exclusive and unrestricted property of the Seller and its Affiliates;

(ii)

as from July 1, 2006 (or such a later date as the Seller may determine, but not later than as from the Closing Date), the Company, the Winterthur Subsidiaries, the Purchaser and any of its Affiliates shall not have any explicit or implicit rights (including any rights of use) in and to the word or logo "Credit Suisse" or "Credit Suisse Group" including the corporate and trade name "Credit Suisse Life & Pension" (or any part or combination thereof) in any manner whatsoever except to the extent re-branding is not completed at Closing in which case the Company and the Winterthur Subsidiaries shall have the non-exclusive, non-transferable and non-sublicensable right, subject to the execution by and between the Seller on the one part and the Company and the relevant Winterthur Subsidiaries on the other part, of a license agreement providing for customary terms in a form satisfactory to the Seller and the Purchaser, to continue the use of such words, logos and corporate and trade names consistent with past practice for a reasonable transition period following the Closing not in excess of six (6) months in order to complete the re-branding (the "Licence Agreement"); and

(iii)

subject to the terms of the Licence Agreement, any explicit or implicit rights (including any rights of use) the Company or any Winterthur Subsidiary may have at the Signing Date in and to the word or logo "Credit Suisse" or "Credit Suisse Group" including the corporate and trade name "Credit Suisse Life & Pension" (or any part or combination thereof) in any manner whatsoever shall be deemed to be terminated with effect as at June 30, 2006 (or such a later date as the Seller may determine, but not later than as at the Closing Date).

(b)	The Purchaser acknowledges and agrees that the Seller shall have the right to procure that the Company and all Winterthur Subsidiaries:

(i)

complete, to the extent not yet completed on or before the Signing Date, the initiated change of their corporate names, trade names, trade and service marks, domain names, designs, stationery, enseignes and logos so that they no longer include the word or logo "Credit Suisse" or "Credit Suisse Group" including the corporate and trade name "Credit Suisse Life & Pension" (or any part or combination thereof) or any other word or logo resembling the word or logo "Credit Suisse", "Credit Suisse Group" or the corporate and trade name "Credit Suisse Life & Pension" as soon as possible after the Signing Date; and

(ii)

subject to the terms of the Licence Agreement, cease and desist from using, the word or logo "Credit Suisse" or "Credit Suisse Group" including the corporate and trade name "Credit Suisse Life & Pension" (or any part or combination thereof) in any manner whatsoever after June 30, 2006.

5.6.	CONFIDENTIALITY AGREEMENT AND TRADING RESTRICTIONS

From the Signing Date to the day after the public announcement that the Closing has occurred or this Agreement has been terminated in accordance with Section 3.4 and except as expressly provided otherwise in this Agreement, the Parties shall, and shall procure that their Affiliates and their Representatives will, continue to strictly abide by (i) the terms and conditions of the Confidentiality Agreement and (ii) all applicable laws and regulations including trading restrictions under applicable insider laws in respect of any publicly-traded shares or other equity securities of Credit Suisse, the Purchaser, the Company and their respective Affiliates.

5.7.	SECURITIES POSITIONS

The Seller shall, or shall cause the Company to, deliver to the Purchaser, at least 10 (ten) calendar days prior to the Closing Date or at such other time as the Parties may agree in writing, a list of all equity securities positions of the Winterthur Group in all publicly traded investees, including, in each case, an indication as to whether any public disclosure has been made in respect of any such position (including by way of making a filing with the United States Securities and Exchange Commission on Schedule 13D or Schedule 13G or equivalent beneficial ownership filings in other jurisdictions), as of the end of the calendar month preceding the month in which the Closing occurs or such other time as the Parties may agree in writing.

5.8.	2006/2007 REINSURANCE PROGRAMS

During the period between Signing and Closing, the Seller shall, and shall procure that the Company will, meet with the Purchaser and, in good faith and on a commercially reasonable basis, consider, discuss and explore suggestions of the Purchaser for the Winterthur Group's reinsurance program for the year 2007.

5.9.	INTEGRATION PLANNING COMMITTEE

The Seller and the Purchaser shall establish within 14 (fourteen) Business Days after the Signing Date an integration planning committee, which shall consist of at least 2 (two) senior representatives of the Seller and at least 5 (five) senior representatives of each of the Company and the Purchaser, with the Seller and the Company, on the one hand, and the Purchaser, on the other hand, being entitled to appoint an equal number of representatives to the integration planning committee. Subject to the terms and conditions of this Agreement and applicable laws, the integration planning committee shall meet on a weekly basis (or as the Parties may otherwise agree) until Closing by telephone or otherwise, for the first time as soon as reasonably practicable after the Signing Date, in order to plan the integration of the Company's business into the Purchaser's business, (without prejudice in any way to the Parties' rights and obligations under Section 3, Section 5.1 and Section 5.2) coordinate regulatory filings required prior to Closing, and discuss any issues relating to the foregoing and such other matters (including in respect of the re-branding contemplated by Section 5.5 and the internal audit services provided by the Seller to the Company and the Winterthur Group contemplated by Section 5.11) as the integration planning committee shall deem appropriate. At the first meeting, the integration planning committee shall agree on appropriate guidelines consistent with applicable law to govern its conduct. For the avoidance of doubt, this Section 5.9 does not give, and shall not be construed so as to give, the integration planning committee any power to participate in or influence the management of the Company or any Winterthur Subsidiary prior to the Closing. The integration planning committee may establish such sub committees, including with respect to geographic and product-related matters, as it deems appropriate, subject to the foregoing constraints and limitations.

5.10.	GLOBAL BANCASSURANCE AGREEMENT

Promptly following the Signing, the Parties will explore in good faith the possibility of entering into a long term global assurance agreement between the Purchaser and the Seller and/or their Affiliates at arm's length terms.

5.11.	INTERNAL AUDIT SERVICES

Until the Closing Date, and at the request of the Purchaser by prior written notice to the Seller no later than 60 (sixty) calendar days prior to the Closing and subject to terms to be agreed by and between the Seller and the Purchaser sufficiently prior to Closing, for a reasonable transition period thereafter not in excess of 45 (forty five) calendar days to complete such internal audit process for the pre-Closing period, the Seller shall continue to provide internal audit services to the Company and the Winterthur Group consistent with past practice through the end of such transition period.

5.12.	WINTERTHUR GERMANY

The Seller shall procure that the Company, Winterthur Life and WinCom Versicherungs-Holding AG will not commence or complete a squeeze-out or voluntary tender offer or other purchase of the shares in Winterthur Germany not owned by it on the date hereof (other than the acquisition of 577'000 (five hundred seventy seven thousand) shares in Winterthur Germany from Turicum Private Bank, if Turicum Private Bank exercises its right to sell) without the Purchaser’s prior written consent (which consent shall not be withheld unreasonably). At the Purchaser’s reasonable prior written request, the Seller shall co-operate in good faith to explore whether it can cause the Company, Winterthur Life and WinCom Versicherungs-Holding AG (or can

take preparatory steps to allow the Purchaser) to commence either a squeeze-out or a voluntary tender offer for the shares in Winterthur Germany not already owned by it.

5.13.	ADDITIONAL INFORMATION

The Seller shall procure that the Company and the Winterthur Subsidiaries provide the Purchaser within 30 (thirty) Business Days after the Signing Date with a list specifying the Intellectual Property Rights of the Winterthur Subsidiaries used in connection with their respective business (other than the Intellectual Property Rights listed in Schedule 6.1.15(a)(1)).

5.14.	DOMAIN NAMES WINTERTHUR

The Seller shall procure that all domain names containing the word "Winterthur" registered as of the Signing Date in the name of the Seller or any of its Affiliates for the benefit of the Company shall be registered in the name of the Company or, at the request of the Purchaser or the Company, any Winterthur Subsidiary sufficiently prior to Closing at the cost and expense of the Company.

5.15.	OTHER ACTIONS BETWEEN SIGNING AND CLOSING

From the Signing Date to the Closing Date, the Parties shall comply with their respective obligations which are to be performed by them on or prior to the Closing Date in accordance with Section 10.

6.	REPRESENTATIONS AND WARRANTIES

6.1.	REPRESENTATIONS AND WARRANTIES OF THE SELLER

Subject to the terms, exceptions and limitations contained in this Agreement, including the exceptions set forth in Section 6.3(a), the Seller hereby represents and warrants to the Purchaser that each of the statements in Section 6.1 is true and accurate, unless otherwise specified hereafter, both as at the Signing Date and, immediately prior to the completion of Closing, at the Closing Date; provided that, notwithstanding anything contained in this Agreement to the contrary:

(a)

the Purchaser acknowledges and agrees that the Seller does not make any representation or warranty whatsoever with respect to, or to the calculation, establishment, adequacy or sufficiency of the Insurance Technical Reserves of the Company, any Winterthur Subsidiary, any Additional Winterthur Entity or the Winterthur Group as a whole; and

(b)

the Purchaser acknowledges and agrees that any representation or warranty in respect of Winterthur Germany, any Winterthur Germany Subsidiary or, to the extent conducted by Winterthur Germany or any Winterthur Germany Subsidiary, the Winterthur Business set forth in Section 6.1 is, and shall be deemed to be, qualified by the Knowledge of the Seller, except for the representations and warranties made in Section 6.1.1 (Corporate Existence and Organisation) and Section 6.1.3 (Shares; Legal Title) which are, and shall be given without qualification by the Knowledge of the Seller.

6.1.1.	Corporate Existence and Organisation

(a)

The Seller is a stock corporation duly organized and validly existing under the laws of Switzerland. The Seller has the full corporate power and authority to enter into this Agreement and has obtained or, subject to the Merger Control Clearances and Regulatory Filings and Approvals to be obtained and made by the Purchaser pursuant to Sections 3.1(a), 3.1(b) and 5.2, will obtain all governmental consents or permits of any nature to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The Seller has taken all corporate actions necessary to duly authorize the execution and delivery of, and the performance of its obligations under, this Agreement.

(b)

The Company and each Material Winterthur Subsidiary is duly and lawfully incorporated and existing under the laws under which it is organised, and has the full corporate power and corporate authority to own and use its assets and to conduct its business as the same is currently being conducted.

(c)

No order has been made and no resolution has been passed for the winding-up of the Company or any Material Winterthur Subsidiary, or for a provisional liquidator to be appointed in respect of the Company or any Material

Winterthur Subsidiary, and no petition has been presented for winding-up the Company or any Material Winterthur Subsidiary.

6.1.2.	Execution and Binding Nature, No Conflict

This Agreement has been duly executed by authorised signatories of the Seller and, subject to the Merger Control Clearances and the Regulatory Filings and Approvals pursuant to Sections 3.1(a), 3.1(b) and 5.2, constitutes legal, valid and binding obligations of the Seller enforceable against it in accordance with its terms. The execution and delivery of this Agreement by the Seller, and the consummation of the transactions contemplated by this Agreement by the Seller, are and will be (i) in full compliance with and not violate any provision of the articles of incorporation (Statuten), charter or bylaws of the Seller, the Company or any Material Winterthur Subsidiary and (ii), to the Knowledge of the Seller, in material compliance with and not violate in any material respect any law or order of any court or governmental authority binding upon, or applicable to the Seller, the Company or any Material Winterthur Subsidiary.

6.1.3.	Shares; Legal Title

(a)

The Shares have been validly issued in accordance with applicable laws, are fully paid-up and are all the shares in the Company. There are no resolutions regarding the issuance of shares or other equity interests by the Company other than those that are entered into the commercial register on the Signing Date, and there are no options or other rights outstanding entitling the holder of such options or rights to the issuance of shares or other equity interests by the Company. Upon completion of the transactions contemplated by this Agreement, the Purchaser will have good and valid title to the Shares, free and clear of all Encumbrances.

(b) All shares in the Winterthur Subsidiaries have been validly issued in accordance with applicable laws and are fully paid-up to the extent required by applicable laws.

(c)

The Seller is the legal and beneficial owner of all the Shares, and the Company or the relevant Winterthur Subsidiary specified as shareholder in Schedule (C), is the legal owner of the shares in the Winterthur Subsidiaries as set forth in Schedule (C), in each case free and clear from any Encumbrance, and no Person has any option, privilege (whether by law or contractual) or other right to acquire the Shares or other equity interests in the Company, the shares or other equity interests in the Winterthur Subsidiaries or the Winterthur Business.

6.1.4.	Financial Statements

Without prejudice to the exclusions of the representations or warranties as set forth in Section 6.1(a) of this Agreement, the consolidated balance sheet, the consolidated profit and loss statement, the consolidated cash flow statement and the notes for the business years ended December 31, 2004 and December 31, 2005, in each case as reflected in the audited consolidated financial statements of the Winterthur Group for the business year ended December 31, 2005 (the "2005 Financial Statements", attached hereto as Schedule 6.1.4), have been prepared in accordance with US GAAP and present fairly, in all material respects, the financial position of the Company and the Winterthur Group as of December 31, 2004 and December 31, 2005, respectively, and the results of their operations and their cash flows for the financial years ended December 31, 2004 and December 31, 2005, respectively, in each case in accordance with US GAAP and in compliance with Swiss law.

6.1.5.	Actuarial Reports

The Seller has delivered to the Purchaser true and complete copies of all final external actuarial reports on reserves and embedded value (including for life and pension insurance business and non-life insurance business) commissioned by the Company's head office in Winterthur between July 1, 2003 and the Signing Date (except in respect of Winterthur Germany and the Winterthur Germany Subsidiaries), a list of which is attached hereto as Schedule 6.1.5.

6.1.6.	Conduct of Business in the Ordinary Course

As from January 1, 2006 until the Signing Date:

(a)

except as set forth in Schedule 6.1.6(a) and subject to Section 6.1.6(b), neither the Company nor any Winterthur Subsidiary has other than in the Ordinary Course of Business sold, assigned or otherwise transferred to any Third Person, or granted any Encumbrance to any Third Person in, (i) any premises and equipment (eigengenutzter Grundbesitz und Einrichtungen) of the Company or a Winterthur Subsidiary or (ii) material assets (other than investment assets in a prudent and diligent manner consistent with past practice) of the Company or a Winterthur Subsidiary, unless the value of the consideration for the sale, assignment, transfer or Encumbrance did not exceed (x) individually CHF 20'000'000 (twenty million Swiss Francs) or (y), if in excess of individually CHF 5'000'000 (five million Swiss Francs), in the aggregate CHF 100'000'000 (one hundred million Swiss Francs) or the equivalents thereof;

(b)

except as set forth in Schedule 6.1.6(b), the Company and the Winterthur Subsidiaries have not sold, assigned or otherwise transferred to any Third Person, or granted any Encumbrance to any Third Person in, any shares in any Winterthur Subsidiary unless the value of the consideration for the sale, assignment, transfer or Encumbrance did not exceed (i) individually CHF

20'000'000 (twenty million Swiss Francs) or (ii), if in excess of individually CHF 5'000'000 (five million Swiss Francs), in the aggregate CHF 100'000'000 (one hundred million Swiss Francs) or the equivalents thereof;

(c)

except in respect of Policies in the Ordinary Course of Business or as set forth in Schedule 6.1.6(c), neither the Company nor any Winterthur Subsidiary has other than in the Ordinary Course of Business issued any guarantee, surety, indemnity or letter of comfort (i) in respect of the obligations of any Third Person or (ii) in respect of obligations of the Company or any Winterthur Subsidiary for the benefit of any Third Person, in an amount exceeding (x) individually CHF 20'000'000 (twenty million Swiss Francs) or (y), if in excess of individually CHF 5'000'000 (five million Swiss Francs), in the aggregate CHF 100'000'000 (one hundred million Swiss Francs) or the equivalents thereof;

(d)

neither the Company nor any Winterthur Subsidiary has, to the Knowledge of the Seller, incurred or assumed any obligation, liability or indebtedness, or made a capital expenditure or commitment therefor (other than in respect of investment assets in a prudent and diligent manner consistent with past practice) in an amount exceeding (x) individually CHF 50'000'000 (fifty million Swiss Francs) or (y), if in excess of individually CHF 20'000'000 (twenty million Swiss Francs), in the aggregate CHF 240'000'000 (two hundred forty million Swiss Francs) or the equivalents thereof, except for obligations, liabilities, indebtedness, capital expenditures or commitments therefor (i) incurred, assumed or made, respectively in the Ordinary Course of Business, (ii) in respect of short-term borrowings or financings with a term of less than 1 (one) year, (iii) reflected in the 2005 Financial Statements, (iv) in respect of Policies, or (v) set forth in Schedule 6.1.6(d);

(e)

except as set forth in Schedule 6.1.6(e), neither the Company nor any Winterthur Subsidiary has incurred a gross loss resulting from claims in respect of Policies in an amount exceeding individually CHF 50'000'000 (fifty million Swiss Francs) or the equivalents thereof; and

(f)

neither the Company nor the Winterthur Subsidiaries have authorized, entered into an agreement or committed, whether or not in writing, to do anything that would constitute a misrepresentation or breach of warranty of this Section 6.1.6.

6.1.7.	No Material Adverse Change

Since January 1, 2006, as of the Signing Date, there has been no change or event which, if it had occurred after the Signing Date, would constitute a Material Adverse Change.

6.1.8.	Certain Assets

(a)

Except for disposals (i) set forth in Schedule 6.1.8(a) or (ii) in the Ordinary Course of Business (including, for the avoidance of doubt, disposals in relation to investment assets in a prudent and diligent manner consistent with past practice), in each case between January 1, 2006 and the Signing Date, the Winterthur Group has, as at the Signing Date and, subject to permitted disposals from the Signing Date to the Closing Date in accordance with Section 5.4, at the Closing Date, valid legal title (whether or not subject to any Encumbrance) in the premises and equipment (eigengenutzter Grundbesitz und Einrichtungen) reflected to be owned by it as of December 31, 2005 in the 2005 Financial Statements.

(b)

The Winterthur Group owns or leases all material operational assets necessary to carry on the Winterthur Business as currently conducted, and such assets are in sufficiently good operating condition, except for ordinary wear and tear, fully maintained and serviced as necessary.

(c)

The material real property described in Schedule 6.1.8(c) is owned by the Company or the respective Winterthur Subsidiary, and neither the Company nor any Winterthur Subsidiary owns any other material real property.

6.1.9.	No Dividends

Except as disclosed in Schedule 6.1.9, the Company has not in 2006 resolved or paid to the Seller (i) dividends or other distributions or (ii) any share capital redemption.

6.1.10.	Taxes

(a)

All tax returns required to be filed prior to the Signing Date or the Closing Date, respectively, by or with respect to the Company or the Material Winterthur Subsidiaries for all taxable periods ending on or prior to the Signing Date or the Closing Date (the "Tax Returns") have been, or will be, timely filed and are in all material respects true, accurate and complete. No adjustment relating to such Tax Returns has been proposed formally or, to the Knowledge of the Seller, informally by any competent Tax authorities, and, to the Knowledge of the Seller, no basis exist for any such adjustment. There are no actions or proceedings for the assessment or collection of Taxes against the Company or any Material Winterthur Subsidiary and, to the Knowledge of the Seller, no such actions or proceedings are pending or threatened in writing.

(b)

All Taxes that are or may become payable by or due from the Company or any Material Winterthur Subsidiary for the periods ending on or before the Signing Date have been fully and timely paid to the extent required by applicable law or appropriately disclosed and provisioned in the books and records of the Company or the relevant Material Winterthur Subsidiary or accrued as required by applicable law and accounting principles.

6.1.11.	Authorisations and Permits

(a)

The Company and the Winterthur Subsidiaries have, and are in all material respects in compliance with, all material permits and authorizations which are necessary to own their properties and assets and to operate the Winterthur Business as currently conducted. Each such permit or authorization is valid, in good standing and, subject to the Merger Control Clearances and Regulatory Filings and Approvals to be obtained and made by the Purchaser pursuant to Sections 3.1(a), 3.1(b) and 5.2, subsisting in all material respects and, to the Knowledge of the Seller, (i) neither the Company nor any of the Material Winterthur Subsidiaries is in any material respect in default or breach thereof and (ii) no proceeding is pending or threatened in writing to revoke or limit any such permit or authorization.

(b)

As of the Signing Date, the Company and the Material Winterthur Insurance Subsidiaries are in all material respects duly licensed to engage in insurance activities in the insurance classes set forth in Schedule 6.1.11(b) and otherwise to carry-on business in furtherance thereof in all the states and jurisdictions set forth in Schedule 6.1.11(b) unless otherwise disclosed in Schedule 6.1.11(b).

The Company and the Material Winterthur Insurance Subsidiaries have filed all material statements and reports with the respective insurance regulatory authorities as required by applicable laws, regulations, licensing requirements and orders administered or issued by such regulatory authorities. Schedule 6.1.11(b) also sets forth the states and jurisdictions where each of the Company and each of the Material Winterthur Insurance Subsidiaries is "domiciled" or "commercially domiciled" for insurance regulatory purposes.

(c)

Schedule 6.1.11(c) sets forth the states, jurisdictions and types of licences for the Company and each of the Material Winterthur Subsidiaries requiring broker-dealer, premium finance, banking, mutual fund, asset management or other regulatory licensing (other than insurance related licences as set forth in Section 6.1.11(b)).

6.1.12.	Compliance with Laws

Without prejudice to the exclusions of the representations or warranties set forth in Section 6.1(a) and except as set forth in Schedule 6.1.12, the Winterthur Group is, to the Knowledge of the Seller, in all material respects in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to it. The Company and each of the Material Winterthur Insurance Subsidiaries (which for purposes of this Section 6.1.12 shall include the Winterthur Subsidiaries and branches, in each case in Luxembourg and Hong Kong) have adopted appropriate and adequate policies and procedures, consistent with industry practices, in all material respects in accordance with applicable laws regarding "Know Your Client", "Anti-Money Laundering", "Suspicious Activity Reporting" and similar compliance-related matters.

6.1.13.	Consultants; Employees

(a)

Schedule 6.1.13(a) provides brief details (name of counterparty, kind of consulting, remuneration, duration) of all consultancy agreements (Beraterverträge) entered into by the Company or the Winterthur Subsidiaries as of the Signing Date which provide for a term or a notice period of 12

(twelve) months or more and for annual fees in excess of CHF 12'000'000 (twelve million Swiss Francs) or the equivalent thereof per contract.

(b)

Schedule 6.1.13(b) provides a true and complete list of all material employment agreements with directors, officers or employees of the Winterthur Group which provide for an aggregate annual remuneration package in excess of CHF

500'000 (five hundred thousand Swiss Francs) or the equivalent thereof per director, officer or employee specifying the (i) function, (ii) base salary and discretionary bonus payment for the financial year 2005, (iii) other material remunerations for the financial year 2005, (iv) vacation entitlement and (v) notice period per director, officer or employee.

(c)

Except as set forth in Schedule 6.1.13(c), no director, officer or employee of the Winterthur Group is entitled to receive, upon termination of his employment, upon Signing of this Agreement, or upon consummation of the transactions contemplated by this Agreement, a severance pay or similar termination compensation or additional benefits under retention and similar incentive plans exceeding individually CHF 500,000 (five hundred thousand Swiss Francs) per director, officer or employee, except for (i) such payments which are normal salary or other normal benefit payments due during the notice period and (ii) payments which are due under applicable laws, under collective bargaining agreements or on a similar basis.

(d)

No director, officer or employee of the Winterthur Group is entitled to receive any outstanding payment by way of damages or compensation for loss of office or employment or for redundancy or unfair or wrongful dismissal, unless appropriately disclosed and provisioned in the books and records of the Company or the relevant Winterthur Subsidiary or accrued as required by applicable law and accounting principles.

6.1.14.	Social Security and Pension

(a)

All social security, pension fund or similar payments due by the Company and any Material Winterthur Subsidiary in favour of their employees have been paid to the extent required by applicable laws or pension schemes or plans or appropriately disclosed and provisioned in the books and records of the Company or the relevant Material Winterthur Subsidiary or accrued as required by applicable law and accounting principles.

(b)

All Pension Plans and all stock option plans of the Company and the Material Winterthur Subsidiaries are listed on Schedule 6.1.14(b). All Pension Plans have been managed in accordance, and are in material compliance with, all applicable laws and, to the extent relevant, the governing provisions of the relevant Pension Plan. Except as set forth in Schedule 6.1.14(b), there are no material actions, suits, claims, litigation, disputes, audits, inquiries, reviews, proceedings or investigations or, to the Knowledge of the Seller, pending or threatened in writing, with respect to any Pension Plan that would be material to the Winterthur Business. All material filings required for all Pension Plans have been timely made with the appropriate governmental authority in accordance with the applicable law.

(c)

All contributions required to be made with respect to any employees of the Winterthur Group under the terms of any Pension Plan have been timely made or have been reflected in the 2005 Financial Statements, and the 2005 Financial Statements reflect the reporting of Pension Plans in accordance with US

GAAP. To the Knowledge of Seller, all required unemployment insurance contributions with respect to the employees of the Winterthur Group have been deducted and remitted to the relevant governmental entities.

(d)

Except as set forth in Schedule 6.1.14(d), neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby will result in an increase in the amount of any benefit or trigger or accelerate the vesting, timing, funding or payment of any benefit or any other material obligation under the Pension Plans or result in any breach or violation of, or a default under, any such Pension Plan subject to the receipt of all union, works council or similar consents under applicable laws.

6.1.15.	Intellectual Property Rights

(a)

As of the Signing Date, all material Winterthur trademarks, logos, business names, trade names and other similar rights (other than domain names, which, as of the Signing Date, are registered in the name of the Seller or any of its Affiliates for the benefit of the Company), together with all applications for any of the foregoing (the "Intellectual Property Rights") of the Company used in connection with their respective business as set forth in Schedule 6.1.15(a)(1) are owned by or licensed to the Company. Except as set forth in Schedule 6.1.15(a)(2), neither the Seller nor, to the Knowledge of the Seller, the Company or any Winterthur Subsidiaries, has received any notice in writing of any infringement of any Intellectual Property Right.

(b)

To the Knowledge of the Seller, there has been no claim presented in writing whether for infringement or otherwise by any Third Person which relates to the use of the Intellectual Property Rights in connection with the Winterthur Business.

(c)

The Company and the Winterthur Subsidiaries have sufficient rights to use all computer software, middleware and systems, information technology equipment, and associated documentation used in connection with the operation of the Winterthur Business as currently or proposed to be conducted.

The Company and the Winterthur Subsidiaries have implemented reasonable backup, security and disaster recovery technology consistent with industry practices.

6.1.16.	Material Contracts

	(a)	Schedule 6.1.16(a) is a true and accurate list setting forth each material agreement to which the Company or a Winterthur Subsidiary is a party as of the Signing Date and which is:

(i)

an operational lease agreement with a Third Person in respect of business premises occupied by the Company or the Winterthur Subsidiaries with an annual lease in 2006 of CHF 12'000'000 (twelve million Swiss Francs) (or the equivalent thereof) or more;

(ii)

a distribution, promotion, collaboration or similar agreement with a bank or similar institution, under which such third party distributes, sells or promotes products or services of the Winterthur Group with 2.5% (two point five percent) or more of the annual gross premiums written in 2005 by the Winterthur Group;

(iii)

an agency agreement in respect of products or services of the Winterthur Group distributed by third party agents with 2.5% (two point five percent) or more of the annual gross premiums written in 2005 by the Winterthur Group;

(iv)

an agreement under which a Third Person provides material information technology products or services to the Company or a Winterthur Subsidiary with annual fees payable therefor in 2006 of CHF 12'000'000 (twelve million Swiss Francs) (or the equivalent thereof) or more;

(v)

an asset management agreement with the Seller or an Affiliate of the Seller or with a Third Person under which such Person manages assets of the Company or the Winterthur Subsidiaries with a value as of March 31, 2006 of CHF 500'000'000 (five hundred million Swiss Francs) (or the equivalent thereof) or more (for the avoidance of doubt, for the purpose of this Section 6.1.16(a)(v), fund-linked agreements entered into by the Company or any Winterthur Subsidiary shall not be deemed to be asset management agreements;

(vi)

except for borrowings and financings within the Winterthur Group or in respect of investment assets, any (i) mortgage, (ii) promissory note, (iii) long-term loan agreement or other contract for the long-term borrowing of money, in each case for a term of more than 1 (one) year, or (iv) any currency exchange, commodities or other hedging arrangement or derivative transaction, in each case in an amount exceeding individually CHF 100'000'000 (one hundred million Swiss Francs) or the equivalent thereof;

(vii)

any agreement limiting the freedom of (i) the Purchaser or any of its Affiliates to conduct its business as currently being conducted solely by virtue of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, or (ii) the Company or any Material Winterthur Subsidiary in any material respect to engage in any line of business, compete with any other Person, or otherwise conduct its business;

(viii)

except in respect of Policies, any guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any Third Person, in each case exceeding CHF 50'000'000 (fifty million Swiss Francs);

(ix)

any (i) joint venture, profit or revenue sharing agreement, partnership agreement, or (ii) agreement entered into since January 1, 2000 relating to the sale or acquisition of any current or former Winterthur Subsidiary or assets of the Company or any such Winterthur Subsidiary and involving, in respect of (i), revenues and, in respect of (ii) consideration, in each case in excess individually of CHF 100'000'000 (one hundred million Swiss Francs) or the equivalent thereof;

(x)

except for Policies, any agreement (i) which cannot be terminated on twelve (12) months' notice or less (other than in respect of post- termination obligations) and which involves obligations or liabilities (including termination costs) having a value or cost of more than CHF 50'000'000 (fifty million Swiss Francs) or the equivalent thereof over the remaining term of the agreement or (ii) which involves obligations or liabilities (including termination costs) having a value or cost of more that CHF 100'000'000 (one hundred million Swiss Francs) or the equivalent thereof over the remaining term of the agreement; or

(xi)

any agreement made out of the Ordinary Course of Business and having a value or cost of more than CHF 100'000'000 (one hundred million Swiss Francs) or the equivalent thereof over the remaining term of the agreement.

(each a "Material Contract").

(b)

To the Knowledge of the Seller, as of the Signing Date, none of the Business Entities of the Winterthur Group that is a party to a Material Contracts is in any material default, or alleged in writing to be in any material default, of any Material Contract and none of the Material Contracts has been terminated or threatened in writing to be terminated, in each case except as specifically set forth in Schedule 6.1.16(b). As of the Signing Date, except as disclosed on Schedule 6.1.16(b), each of the Material Contracts is in full force and effect, and, subject to the receipt of the Material Merger Control Clearances and Regulatory Filings and Approvals, there exists, to the Knowledge of the Seller, no default or event of default or event, occurrence, condition or act which, with the giving of notice or the lapse of time, would become a material default or event of default of the Company or any of the Winterthur Subsidiaries under any Material Contract, in each case other than as a result of a change of control of the Company.

(c)

Except as disclosed in Schedule 6.1.16(b), solely the execution, delivery and performance by the Seller, the Company or any of the Winterthur Subsidiaries, as the case may be, of this Agreement, to the Knowledge of the Seller (i) do not (or would not with the giving of notice or the lapse of time) result in any material respect in a breach or violation of, or conflict with, any Material Contract, and (ii) do not and will not result in, the termination of, any material additional payment under or material change in any of the material terms of, or accelerate the performance required by (or give rise to a right of any party thereto, exercisable on notice or otherwise, to terminate, to require that any material additional payment be made under, to materially change any material terms of, or to accelerate the performance of any material obligation under) any Material Contract.

(d)

To the Knowledge of the Seller, there is no requirement to make any material filing with, give any material notice to, or obtain any material consent of, any party to a Material Contract to which the Company or any of the Winterthur Subsidiaries is a party or by which any of them are bound in connection with (i) the lawful completion of the transactions contemplated by this Agreement, (ii) the execution, delivery and performance of this Agreement by the Seller, the Company or any of the Winterthur Subsidiaries or (iii) the change of control of the Company, except for the filings, notifications and consents set forth in Schedule 6.1.16(b).

6.1.17. Reinsurance Contracts

Schedule 6.1.17(a) sets forth a list of all material reinsurance contracts (other than facultative placements, reinsurance with captives and pools) existing as of the Signing Date between the Company or any Winterthur Subsidiary and a Third Person covering insurance risks (the "Reinsurance Contracts"), which list is, to the Knowledge of the Seller, accurate and complete. To the Knowledge of the Seller, as of the Signing Date, none of the Business Entities of the Winterthur Group that is a party to the Reinsurance Contracts is in any material default, or alleged in writing to be in any material default, of any Reinsurance Contract and none of the Reinsurance Contracts has been terminated or threatened in writing to be terminated, in each case except as set forth in Schedule 6.1.17(b).

6.1.18.	Insurance Contracts

Without prejudice to the exclusions of the representations or warranties set forth in Section 6.1(a), the insurance contracts issued by the Company and the Winterthur Subsidiaries to Third Persons are, to the Knowledge of the Seller, in all material respects in compliance with applicable insurance regulation as in force and interpreted on the Signing Date.

6.1.19.	Insurance related Litigation

Except as set forth in Schedule 6.1.19, as of the Signing Date, there are no civil, criminal or administrative actions, suits or proceedings or, to the Knowledge of the Seller, pending or threatened in writing, against the Company or any Winterthur Subsidiary before any court, arbitral tribunal or administrative body, agency or commission (i) in relation to insurance products or services offered by the Winterthur Group or (ii) involving holocaust-era matters, race-based underwriting, product mis- selling, contingent commission or steering arrangements, in each case involving a claim in an amount in excess individually (or with respect to a series of claims relating to the same underlying fact, event or circumstance, in the aggregate) of CHF 15'000'000 (fifteen million Swiss Francs) or the equivalent thereof and, in respect of non-life insurance products or services, to the extent such amount exceeds the reserves accrued for such claims.

6.1.20.	Other Litigation

Except as set forth in Schedule 6.1.20, as of the Signing Date, there are no civil, criminal or administrative actions, suits or proceedings or, to the Knowledge of the Seller, pending or threatened in writing, against the Company or any Winterthur Subsidiary before any court, arbitral tribunal or administrative body, agency or commission (i) in relation to any matters other than insurance products or services offered by the Winterthur Group and (ii) involving a claim in an amount in excess individually (or with respect to a series of claims relating to the same underlying fact, event or circumstance, in the aggregate) of CHF 15'000'000 (fifteen million Swiss Francs) or the equivalent thereof.

6.1.21.	Internal Control over Financial Reporting

(a) Internal Control over Financial Reporting. To the Knowledge of the Seller, as of December 31, 2005, there are no "significant deficiencies" or "material weaknesses" in the Company's internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the U.S. Securities Exchange Act of 1934). Seller has previously provided true and accurate copies of any letters and other reports of the Company's and/or the Seller's external auditors since January 1, 2005 relating to any "significant deficiency" or "material weakness" (as such term is defined in Rule 13a-15(f) under the U.S. Securities Exchange Act of 1934) relating to or affecting the Company and its Subsidiaries.

(b)	Changes in Internal Control over Financial Reporting. From January 1, 2006, the Company has not in any material respect changed its system of internal control over financial reporting.

6.1.22.	Finso Loan

Solely the early repayment of the Finso Loan, and any required amendment or modification of the terms thereof, contemplated by Section 4.2(j) hereof shall in each case not result in the imposition of penalty payments or break costs on the Company or Finso.

6.1.23.	XL Settlement Agreement and Winterthur Germany Share Purchase Agreement

The Company has consummated the transactions contemplated by the Winterthur Germany Share Purchase Agreement and, except as set forth in Clauses 3.4 to 3.6 of the Winterthur Germany Share Purchase Agreement, the Winterthur Germany Share Purchase Agreement and the XL Settlement Agreement will not in any material respect be adversely affected by the execution of, or the consummation of the transactions contemplated by, this Agreement.

6.2.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Subject to the terms, exceptions and limitations contained in this Agreement, the Purchaser hereby represents and warrants to the Seller that each of the statements in this Section 6.2 is true and accurate, unless otherwise specified hereafter, both as at the Signing Date and at the Closing Date.

6.2.1.	Corporate Existence, Standing and Authorisation

The Purchaser is a société anonyme duly organized and validly existing under the laws of France and is in good standing. The Purchaser has the full corporate power and authority to enter into this Agreement and has obtained or, subject to the Merger Control Clearances and Regulatory Filings and Approvals pursuant to Sections 3.1(a), 3.1(b) and 5.2, will obtain all governmental consents or permits of any nature, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The Purchaser has taken all corporate actions necessary to duly authorize the execution and delivery of, and the performance of its obligations under, this Agreement.

6.2.2.	Execution and Binding Nature, No Conflict

This Agreement has been duly executed by authorised signatories of the Purchaser and, subject to the Merger Control Clearances and the Regulatory Filings and Approvals pursuant to Sections 3.1(a), 3.1(b) and 5.2, constitutes legal, valid and binding obligations of the Purchaser enforceable against it in accordance with its terms. The execution and delivery of this Agreement by the Purchaser, and the consummation of the transactions contemplated by this Agreement by the Purchaser, will be in full compliance and not violate any provisions of the charter or any other corporate documents of the Purchaser or any of its Affiliates or any agreement to which the Purchaser or any of its Affiliates is a party or any law or order of any court or governmental authority binding upon, or applicable to, the Purchaser or any of its Affiliates.

6.2.3.	Funds

The Purchaser will have, on the Closing Date, access to all funds necessary for the consummation of the transactions contemplated by this Agreement (including for the payment of the Purchase Price, the repayment of the Principal Finso Loan Amount and the Accrued Finso Interest), and the availability of such funds is not subject to any material adverse change clause or similar conditions other than the conditions precedent to Closing as set forth in Section 3.1 hereof.

6.3.	REPRESENTATIONS AND WARRANTIES EXCLUSIVE

(a)

The representations and warranties of the Seller as set forth in Section 6.1 are the sole and exclusive representations and warranties made by the Seller in respect of the subject matter of this Agreement, and no other representations or warranties whatsoever are made by the Seller or relied upon by the Purchaser, whether express or implied, whether based on agreement, applicable statutory law or any other ground, other than those explicitly made in Section 6.1. In particular, without limitation, nothing in this Agreement or the Disclosed Information shall be understood or construed to express or imply any representation or warranty whatsoever (i) in respect of any budgets, business plans, forward looking statements or any other projections of any nature in respect of the Winterthur Group or the Winterthur Business, or (ii) in respect of, or to the calculation, establishment, adequacy or sufficiency of the Insurance Technical Reserves of the Company, any Winterthur Subsidiary or the Winterthur Group as a whole.

(b)

The representations and warranties of the Purchaser set forth in Section 6.2 are the sole and exclusive representations and warranties made by the Purchaser and relied upon by the Seller in respect of the subject matter of this Agreement, and no other representations or warranties are made by the Purchaser or relied upon by the Seller, whether express or implied, other than those explicitly made in Section 6.2.

7.	REMEDIES IN CASE OF MISREPRESENTATION OR BREACH OF WARRANTY

7.1.	TERM OF REPRESENTATIONS AND WARRANTIES

(a)

The representations and warranties of the Seller set forth in Section 6.1 shall expire, and any claims of the Purchaser for a breach thereof shall be forfeited and precluded from being made (Verwirkung):

(i)

with respect to the representations and warranties made in Section 6.1.1 (Corporate Existence and Organisation) and Section 6.1.3 (Shares; Legal Title) as from the 10th (tenth) anniversary of the Closing Date;

(ii)

with respect to the representations and warranties made in Section 6.1.10 (Taxes) as from the earlier of (x) 6 (six) months after the later of (i) the Closing Date and (ii) the date on which the relevant Taxes have been finally assessed and such assessment has become legally binding (rechtskräftig), or (y) the date on which the statute of limitations for the relevant Taxes has expired; and

(iii)	with respect to all other representations and warranties made in Section 6 as from the expiry of a period of 18 (eighteen) months from the Closing Date.

(b)

The time periods set forth in Section 7.1(a) shall be deemed to be complied with (and claims under this Agreement shall not be precluded from being raised) if the Seller receives a Notice of Breach in accordance with Section 7.2 within such time periods (taking into account any Section 7.2 notice period). If the Seller does not receive a Notice of Breach in accordance with Section 7.2 within the time periods set forth in Section 7.1(a) (taking into account any Section 7.2 notice period), the Purchaser shall be deemed to have waived, and shall have forfeited and be precluded from raising (Verwirkung), any claim or right against the Seller for misrepresentation or breach of warranty in respect of such claim.

(c)

If the Seller has received a Notice of Breach in accordance with Section 7.2 within the time periods set forth in Section 7.1(a) (taking into account any Section 7.2 notice period), and the Seller provides written notice that it disputes such breach or claim, the Purchaser shall, within a period of 6 (six) months from the date of such Seller's written notice in respect of such claim, initiate judicial proceedings in accordance with Section 12(b) in respect of such claim.

Should the Purchaser not initiate judicial proceedings in accordance with Section 12(b) within such 6 (six) months period, any claim or right of the Purchaser against the Seller for misrepresentation or breach of warranty in respect of such claim shall be forfeited and be precluded from being made (Verwirkung).

7.2. NOTICE OF BREACH

Without prejudice to the time periods set forth in Section 7.1(a), should the Purchaser detect any misrepresentation or breach of warranty, or should a Third Party Claim be raised, the Purchaser shall, within 60 (sixty) Business Days from having obtained reasonable knowledge of the circumstances of such misrepresentation or breach of warranty or of such Third Party Claim, deliver to the Seller a notice in writing describing the facts and the claim in reasonable detail (the "Notice of Breach"); provided that any failure to so notify the Seller will not relieve the Seller of any liability it may have under this Agreement or otherwise, except to the extent Seller is actually prejudiced as a result thereof.

7.3.	REMEDIES OF THE PURCHASER

In the event of a breach of the representations and warranties by the Seller which has been notified by the Purchaser in accordance with Section 7.1 and Section 7.2, subject to the exclusions and limitations set forth in Section 7.4 and Section 8.1, the Seller shall:

(a)

have the right, with the consent of the Purchaser (such consent not to be unreasonably withheld), within 90 (ninety) Business Days from receipt by it of the Notice of Breach, to put the Winterthur Group in the position in which it would have been, had no such misrepresentation or breach of warranty occurred; and

(b)

to the extent that such remedy cannot be effected or is not effected within such period of time, pay to the Purchaser or, at the reasonable election of the Purchaser, the Business Entity of the Winterthur Group with respect to which the misrepresentation or breach of warranty occurred, an amount which is necessary to put any relevant Business Entity of the Winterthur Group in a position in which it would have been, had no such misrepresentation or breach of warranty occurred.

7.4.	LIMITATION AND EXCLUSION OF REMEDIES OF THE PURCHASER

(a)

The obligation of the Seller to remedy a misrepresentation or breach of warranty in accordance with Section 7.3 shall be excluded if and to the extent that any matter, fact or circumstance that would otherwise give rise to a misrepresentation or breach of warranty is known or, by exercising due care, should have been known to the Purchaser or its Representatives as of the Signing Date, or has been fairly disclosed to the Purchaser:

		(i)	in this Agreement, in particular the Schedules; or

(ii)

in the documents provided to the Purchaser during the Due Diligence as listed in the data room index in Schedule 7.4(a)(ii)(1) (the "Data Room Documents") and the additional documents disclosed to the Purchaser no later than at 13.00 hours on the Signing Date, as listed in Schedule 7.4(a)(ii)(2) (together with the Data Room Documents collectively the

"Disclosed Documents"), all as deposited in a sealed Storage Facility in accordance with Section 10.12;

(collectively and each part of them, the "Disclosed Information").

(b)

For the purpose of this Agreement, fairly disclosed shall mean the disclosure of a fact, matter or circumstance in a manner which allowed or would have allowed, by exercising due care, the Purchaser and its Representatives to identify the impact of such fact, matter or circumstance on the Winterthur Business by reading the Disclosed Information without need for specific explanation by the Seller or the Winterthur Group, bearing in mind that (i) the Purchaser carries on an international life and pension and non-life insurance business and therefore has in-depth knowledge of, and experience and expertise in, the life and pension and non-life insurance industry, (ii) the Data Room Documents were accessible to the Purchaser on each day between May 12, 2006 and June 13, 2006 (for the simultaneous inspection by the following number of Representatives of the Purchaser and its advisers: 10 (ten) from (including) May 12, 2006 to (including) May 19, 2006; 30 (thirty) from (including) May 23, 2006 to (including) May 27, 2006; 35 (thirty five) from (including) May 29, 2006 to (including) June 13, 2006; in each case except on May 15, 20, 21, 28 and June 3 to 6, when the data room was closed) and (iii) the Purchaser has had reasonable opportunity to discuss and clarify any matters, facts and circumstances in relation to the Winterthur Group and the Winterthur Business and their impact with the management and the advisers of the Winterthur Group, Credit Suisse and its Affiliates. For the avoidance of doubt, the fact that certain matters, facts and circumstances have been specifically disclosed in this Agreement (in particular its Schedules) or are otherwise known to the Purchaser or its Representatives shall not in any way operate or be understood or construed to limit or exclude the effect of the disclosure of any other matters, facts and circumstances which have been disclosed in the Disclosed Documents but not in this Agreement (in particular the Schedules).

Notwithstanding the foregoing, no fact, matter or circumstance in respect of the representations and warranties contained in Section 6.1.2 (Execution and Binding Nature, No Conflict), Section 6.1.6(d) (Certain Obligations and Capital Expenditures), Section 6.1.7 (No Material Adverse Change), Section 6.1.13(c) (Certain Severance Payment Obligations to Employees), Section 6.1.16(a)(vii) (Certain Non-compete Undertakings), Section 6.1.16(a)(viii) (Certain Guarantee Undertakings), Section 6.1.16(a)(ix) (Certain Joint

Ventures, Profit and Revenue Sharing Agreements), Section 6.1.19 (Insurance related Litigation) and Section 6.1.20 (Other Litigation) shall be deemed fairly disclosed in respect of these representations and warranties, unless such fact, matter or circumstance is specifically disclosed in the Schedules hereto.

7.5.	REMEDIES OF THE SELLER

The representations and warranties of the Purchaser set forth in Section 6.2 shall be valid for a period of 18 (eighteen) months from the Closing Date. The provisions of Section 7.2 and Section 7.3 shall apply by analogy in the event of a breach by the Purchaser of any of its representations and warranties set forth in Section 6.2.

7.6.	TIME LIMITATIONS AND REMEDIES EXCLUSIVE

	(a)	The provisions contained in Section 7.1, Section 7.2 shall supersede the provisions of articles 201 and 210 CO, which shall not be applicable to this Agreement.

(b)

The remedies set forth in this Section 7 for misrepresentation or breach of warranty shall be in lieu of and supersede any remedies provided for or available under applicable laws, and the Parties hereby waive, to the fullest extent possible under mandatory provisions of applicable laws, any such other remedies not set forth in this Section 7. In particular, without limitation, articles 192 et seq. CO and articles 197 et seq. CO (including article 97 CO to the extent that it applies to misrepresentations or breaches of warranties) and the rules of culpa in contrahendo shall not apply to this Agreement, and the Parties hereby explicitly waive any rights thereunder, as well as any right to partially or fully rescind or challenge the validity of this Agreement under article 23 et seq.

CO or article 205 CO. For the avoidance of doubt, this Section 7.6(b) does not exclude articles 28 CO and 199 CO.

8.	LIMITATION OF SELLER'S LIABILITY; THIRD PARTY CLAIMS

8.1.	LIMITATION OF SELLER'S LIABILITY UNDER THIS AGREEMENT

(a)

Except where specifically provided otherwise in this Agreement, the Seller shall be liable for any and all claims of the Purchaser under or in connection with this Agreement, including for a misrepresentation or breach of warranty in accordance with Section 7.3(b), only:

(i) if and to the extent that the Seller has not otherwise remedied a breach under this Agreement as permitted by law or this Agreement;

(ii)

if such claim on a stand-alone basis exceeds the amount of CHF 12'300'000 (twelve million three hundred thousand Swiss Francs) (the "De Minimis Amount"), it being understood and agreed that any and all claims exceeding such amount shall be taken into account in full (the "Qualifying Claims");

(iii)

if and to the extent that all Qualifying Claims of the Purchaser under this Agreement taken together exceed CHF 123'000'000 (one hundred twenty three million Swiss Francs) in the aggregate (the "Deductible Amount"), it being understood and agreed that, if the Deductible Amount is reached, the Seller shall be liable only for the amount exceeding the Deductible Amount (the "Loss");

(iv)

if and to the extent that all claims of the Purchaser under this Agreement in respect of a Loss taken together do not exceed the maximum aggregate liability of the Seller (including any of its Affiliates) under this Agreement of CHF 1'230'000'000 (one billion two hundred thirty million Swiss Francs) (the "Cap"), except for such claims, and to the extent that such claims have been (x), in connection with a misrepresentation or a breach of warranty caused by fraudulent concealment (article 199 CO), or (y), in connection with a breach of an undertaking or covenant of the Seller (other than a misrepresentation or a breach of warranty), caused by wilful misconduct or gross negligence, in each case on the part of the Seller, in respect of which the Cap, the De Minimis Amount and the Deductible Amount shall not apply; and

(v)

with respect to Qualifying Claims in respect of any and all Taxes owing or which may become owing by the Company or any of the Winterthur Subsidiaries (including, without limitation, (x) an assessment or reassessment therefor, and (y) Taxes on net income, large corporations Taxes, capital Taxes, non-resident withholding Taxes and other withholding Taxes and interest and penalties), in respect of any taxation year or period ending on or prior to December 31, 2005, if and to the extent that the aggregate amount of all Taxes so owing exceeds the amount accrued as a liability for Taxes on the consolidated balance sheet of the Company and its Winterthur Subsidiaries and included within the 2005 Financial Statements; notwithstanding Section 8.1(a)(iii) to the contrary, any Qualifying Claims in respect of such Taxes shall not be subject to the Deductible Amount.

(b)

The liability of the Seller for any claim of the Purchaser under or in connection with this Agreement, including for a misrepresentation or breach of warranty in accordance with Section 7.3(b), which qualifies for reimbursement in accordance with Section 8.1(a), shall further be limited or reduced:

	(i)	if and to the extent that such claim is covered by any specific provision, reserve or expense in the 2005 Financial Statements relating to such claim;

(ii)

if and to the extent that the Purchaser or any of its Affiliates or, as from the Closing Date, the Company or any of its Affiliates, has recovered, or could have recovered by applying commercially reasonable best efforts, any costs, damages and expenses from a third party (including an insurer or re-insurer), after deduction of all direct costs and expenses incurred in making such recovery (including reasonable attorney's fees);

(iii)

if and to the extent that, as a result of such a claim or the facts underlying such claim, any net Tax payable by the Company, the Purchaser or any of their respective Affiliates is or will be reduced;

(iv)

if and to the extent that such claim has been caused or increased by a failure of the Purchaser or any of its Affiliates or, as from the Closing Date, the Company or any of its Affiliates, to comply with the duty to mitigate the damage; or

(v)

if and to the extent that such claim arises or is increased as a result of any new legislation, regulation, rule of law or practice not in force at the Signing Date or any amendment of any legislation, regulation, rule of law or practice after the Signing Date.

8.2.	THIRD PARTY CLAIMS

(a)

If any claim is brought or threatened to be brought after the Closing Date by a Third Person, including by any Tax or other governmental authority or body, against the Purchaser, the Company or any of their respective Affiliates, or their respective directors, officers or employees, each in their capacity as such, which is reasonably likely to qualify for a claim of the Purchaser against the Seller for breach of representations and warranties in accordance with Section 7.3(b) (each a "Third Party Claim"), the Purchaser shall, and shall procure that the Company and the respective Affiliates of the Company shall, forthwith notify the Seller in accordance with Section 7.2 and:

(i)

the Seller shall have the right (but not the obligation) to defend, at its own cost and expense, by its own legal counsel and, to the extent possible, in its own name, such Third Party Claim or Claims, and the Purchaser shall, at the reasonable prior written request of the Seller, use its reasonable best efforts in assisting the Seller in the defence of such Third Party Claims at its own cost and expenses, including by promptly providing to the Seller all documentation and access to the books, records, premises and Representatives of the Purchaser, the Company and their respective Affiliates, and by promptly providing all other support, in relation to such Third Party Claim as requested by the Seller or its legal counsel to the extent reasonably necessary to assist the Seller in evaluating or defending such claims; provided that the Purchaser shall have the right to participate in the defence of such Third Party Claims (i) at its own cost and expenses, and (ii) if the Seller is also a party to the Third Party Claim and the Purchaser (or the other party entitled to indemnification hereunder) determines in good faith based on advice of its counsel that joint representation would be inappropriate, at the cost and expenses of the Seller; or

		(ii)	to the extent that the Seller is not permitted, or declines, to assume the defence of such Third Party Claim in accordance with Section 8.2(a)(i),

the Purchaser shall oppose and defend, and cause the Company and its or the Company's respective Affiliate to oppose and defend, such Third Party Claim with Purchaser's legal counsel at Seller's cost and expenses. The Seller shall use its commercially reasonable best efforts in assisting the Purchaser or the Company or their respective Affiliate in the defence of such Third Party Claim at its own cost and expenses. The Purchaser, the Company and their respective Affiliates shall procure that such Third Party Claim is opposed and defended in good faith and in a diligent manner by way of using commercially reasonable efforts with a view to opposing such Third Party Claim to the extent reasonable. The Purchaser, the Company and their respective Affiliates shall keep the Seller informed of the material developments in the defence of the Third Party Claim and shall instruct its legal counsel to provide the Seller and its legal counsel with all information regarding the proceedings in relation to such Third Party Claim as the Seller or its legal counsel may reasonably request. Neither the Purchaser, the Company and their respective Affiliates nor the Seller shall settle any such Third Party Claim without the prior written consent of the Seller (in case of the Purchaser, the Company and their respective Affiliates) or the Purchaser (in case of the Seller), which consent shall not be unreasonably withheld or delayed.

(b)

Notwithstanding the foregoing, the Purchaser shall have the right at any time to compromise any liability asserted against the Purchaser, its Affiliates, the Company or any Winterthur Subsidiary under any Third Party Claim or to settle any Third Party Claim; provided, however, that any such compromise or settlement without the prior consent of the Seller (not to be unreasonably withheld or delayed) shall be deemed to constitute a full, irrevocable and unconditional waiver by the Purchaser of any claims under this Agreement against the Seller in respect of such Third Party Claim.

9. POST-CLOSING COVENANT

The Purchaser undertakes to the Seller that it shall, and to procure that the Company and the Winterthur Subsidiaries will, as from the Closing Date accept, comply with and satisfy all conditions, requests and requirements the relevant competition authorities or the regulatory authorities may have imposed or will impose on the

Purchaser, the Company or any Winterthur Subsidiary in connection with such authorities' clearance or approval of the transactions contemplated by this Agreement.

10.	POST-CLOSING UNDERTAKINGS AND OTHER COVENANTS

10.1.	INTER-COMPANY FINANCIAL INDEBTEDNESS AND TRADE ACCOUNTS

10.1.1.	Inter-company Financial Indebtedness

Without prejudice to the obligations of the Purchaser pursuant to Section 4.2(i) hereof, the Seller shall have the right to procure that the Company and the Winterthur Subsidiaries repay between the Signing Date and the Closing Date to the Seller and Seller's Affiliates the Financial Indebtedness set forth in Schedule 10.1.1, including accrued interest, owing by the Company or the Winterthur Subsidiaries to the Seller or Seller's Affiliates until (and including) the Closing Date; provided that, where such Financial Indebtedness is not paid on or prior to the Closing Date, it shall be paid when and as due after the Closing Date.

10.1.2.	Inter-company Accounts Receivable and Payable

Notwithstanding anything contained in Section 10.10 to the contrary, any accounts receivable owing by the Seller and its Affiliates to the Company or any Winterthur Subsidiary, and any accounts payable owing by the Company or any Winterthur Subsidiary to the Seller or any Affiliate of the Seller, that has arisen or will arise from the provision of products or services in the Ordinary Course of Business, shall not be affected by the transactions contemplated by this Agreement and shall be paid and discharged by the debtor thereof prior to or after the Closing Date as the same fall due and become payable in accordance with ordinary business practice.

10.1.3.	Management Fees

Subject to the condition precedent that the Closing occurs, the obligations of the Company and the Winterthur Subsidiaries to pay the contributions to the Seller or its Affiliates for central costs and expenses of the Seller Group as set forth in Schedule 10.1.3 (collectively, the "Management Fees") shall terminate with effect from the Closing Date; provided that any such Management Fees becoming due up to (and including) the Closing Date shall be paid on a pro-rated basis in an amount not exceeding CHF 40'000'000 (forty million Swiss Francs) per annum or the equivalent thereof, it being understood that the total Management Fees paid for 2006 shall not exceed CHF 40'000'000 (forty million Swiss Francs) in any event.

10.2.	ASSUMPTION AND TERMINATION OF SELLER COMMITMENTS

(a)

Subject to Closing occurring and with effect from the Closing Date, the Purchaser hereby assumes from the Seller and its Affiliates, any and all guarantees, comfort letters and similar undertakings or commitments entered into, made or issued by the Seller or any of its Affiliates in favour or support of the Company or any Winterthur Subsidiary for the benefit of any Person including all present and future obligations, duties, liabilities and benefits thereunder (collectively, the "Seller Commitments"). The Seller will provide a true and accurate list of the Seller Commitments to the Purchaser no later than

		20	(twenty) Business Days after Signing.

	(b)	The Purchaser shall:

(i) use all commercially reasonable best efforts to procure that the Seller

Commitments as specified and set forth in Schedule 10.2(b)(i) are, subject to the condition precedent that the Closing occurs, terminated on or by the Closing Date, and that the Seller and its Affiliates are, subject to the condition precedent that the Closing occurs, fully, irrevocably and unconditionally released from all present and future obligations, duties and liabilities thereunder;

(ii) provide the Seller and any of its Affiliates as soon as reasonably practicable with all information reasonably required by the Seller or any of its Affiliates in connection with the Seller Commitments (including in relation to any correspondence from or with any beneficiary of a Seller Commitment); and

(iii) no later than on the 5th (fifth) Business Day prior to the Closing Date,

deliver to the Seller complete and accurate details of those unconditional, irrevocable and full releases from the Seller Commitments set forth in Schedule 10.2(b)(i) which the Purchaser will have obtained until such date.

(c)

To the extent necessary, and requested by the Purchaser, the Seller shall use its commercially reasonable best efforts to enable the Purchaser to obtain the releases from the Seller Commitments set forth in Schedule 10.2(b)(i); provided that nothing in this Agreement shall oblige the Seller or any of its Affiliates to make any payment to any Person, incur any liability or obligation or forego any benefit, in order to obtain a release from any Seller Commitment.

(d)

If and to the extent that the Seller and its Affiliates are not fully, irrevocably and unconditionally released from all Seller Commitments or all present and future obligations, duties and liabilities thereunder on, by or after the Closing Date, the Purchaser shall, in the name of the Seller or the respective Affiliate of the Seller but at the Purchaser's own expense and account, duly perform any and all duties and obligations under all such Seller Commitments and receive all benefits thereunder, and on a Franc-for-Franc basis (respectively on a one- to-one basis in the respective foreign currency) indemnify the Seller and its Affiliates for, and hold each of them harmless from, any and all costs, damages, claims and liabilities arising out of or in connection with any such Seller Commitment as from the Closing Date.

10.3.	TERMINATION AND ASSUMPTION OF WINTERTHUR GROUP COMMITMENTS

(a)

The Seller shall use its commercially reasonable best efforts to procure that the Company and the Winterthur Subsidiaries are released, subject to the condition precedent that the Closing occurs and with effect from the Closing Date, from any and all undertakings, commitments, guarantees, comfort letters, joint liability, obligations and claims given, issued, or incurred by the Company or any Winterthur Subsidiary to any Third Person in favour or support of the Seller or any Affiliate of the Seller (other than Policies), including in connection with any cash pooling facility of the Seller and its Affiliates or similar arrangements, if any (the "Winterthur Group Commitments"). The Seller will provide a true and accurate list of the Winterthur Group Commitments to the Purchaser no later than 20 (twenty) Business Days after Signing.

(b)

If and to the extent that the Company and the Winterthur Subsidiaries are not fully, irrevocably and unconditionally released from all Winterthur Group Commitments or all present and future obligations, duties and liabilities thereunder on, by or after the Closing Date, the Seller shall, in the name of the

Company or the respective Winterthur Subsidiary but at Seller's own expense and account, duly perform any and all duties and obligations under all such Winterthur Group Commitments and receive all benefits thereunder, and on a Franc-for-Franc basis (respectively on a one-to-one basis in the respective foreign currency) indemnify the Purchaser, its Affiliates, the Company and the respective Winterthur Subsidiary for, and hold each of them harmless from, any and all costs, damages, claims and liabilities arising out of or in connection with any such Winterthur Group Commitment as from the Closing Date.

10.4.	DOCUMENT RETENTION AND ACCESS

For a period of time required by applicable laws and regulations but not less than 10 (ten) years from the Closing Date, the Purchaser shall procure that the Company and the Winterthur Subsidiaries as and when required by the Seller and at no charge to the Seller:

(a)

prepare and file, and provide the Seller or any of its Affiliates with copies of, any Tax returns of or in respect of the Company and all Winterthur Subsidiaries for any tax period relevant to the Seller or any of its Affiliates;

(b)

prepare, and provide the Seller or any of its Affiliates with copies of, any financial statements of or in respect of the Company and all Winterthur Subsidiaries, consisting of such reports, statements and accounts as the Seller may request from the Company or any Winterthur Subsidiary consistent with past practice (with such changes thereto as may be required by applicable law, regulatory authorities or under applicable accounting standards and practice), for any financial period (including financial quarters) ending on or before the Closing Date and, if the Closing occurs later than December 31, 2006, for any financial period or quarter relevant to the Seller or any of its Affiliates; and

(c)

allow the Seller and its advisers reasonable access, upon prior notice and during normal business hours, to the directors, officers, personnel, advisers, books and records and other information of the Winterthur Group and provide resources and copies of such information as the Seller may reasonably request in connection with:

		(i)	the preparation of any Tax returns of or in respect of the Seller or any of its Affiliates in so far as the Company or the Winterthur Subsidiaries are

relevant for any such Tax returns of or in respect of the Seller or any of its Affiliates;

(ii)

any judicial, quasi-judicial, administrative, Tax, audit, stock exchange or arbitration proceeding involving the Seller or its Affiliates which relate to or involve the Winterthur Group or the Winterthur Business; and

(iii)

the preparation of any financial statements or reports or any reports, filings or submissions to be made by the Seller or any of its Affiliates with any stock exchange or supervisory authority or as required by any applicable laws and regulations, in so far as the Winterthur Group is relevant for such financial statements, reports, filings or submissions of or by the Seller or any or its Affiliates.

10.5.	INSURANCE OF THE WINTERTHUR BUSINESS

The Purchaser acknowledges and agrees that as of the Closing Date neither the Winterthur Group or any parts thereof nor any of the property owned or leased by it nor any of its Representatives or personnel will be insured under any insurance policy maintained by the Seller or any of its Affiliates. As from the Closing Date, the Seller shall have no obligation of any kind to maintain any form of insurance covering the Winterthur Group, the Winterthur Business, its assets, Representatives or personnel whatsoever.

10.6.	CORPORATE NAME, TRADEMARKS AND DOMAIN NAME CREDIT SUISSE

(a)

To the extent the initiated change of the corporate names, trade names, trade and service marks, domain names, designs, stationery, enseignes and logos of the Company and all Winterthur Subsidiaries should not have been fully completed prior to Closing, the Purchaser and its Affiliates shall not use, and shall procure that the Company and the Winterthur Subsidiaries cease and desist from using, the word or logo "Credit Suisse" or "Credit Suisse Group" including the corporate and trade name "Credit Suisse Life & Pension" (or any part or combination thereof) in any manner whatsoever after the Closing Date except as set forth in the Licence Agreement. Notwithstanding anything contained in this Agreement to the contrary, the Purchaser, its Affiliates, the

Company and the Winterthur Subsidiaries shall not have any rights or claims against the Seller or its Affiliates, including in the event of claims raised against the Purchaser, its Affiliates, the Company or any Winterthur Subsidiary by any Third Persons, in connection with their previous use of the word or logo "Credit Suisse" or "Credit Suisse Group" including the corporate and trade name "Credit Suisse Life & Pension" (or any part or combination thereof). The Purchaser shall indemnify the Seller and its Affiliates for, and hold each of them fully harmless from, any claims, loss, damage, cost and expense (including reasonable attorney's fees) directly or indirectly arising out of or in connection with the non-permitted use after the Closing by the Purchaser, its Affiliates, the Company or any of the Winterthur Subsidiaries of the word or logo "Credit Suisse" or "Credit Suisse Group" including the corporate and trade name "Credit Suisse Life & Pension" (or any part or combination thereof).

(b)

Prior to Closing, the Seller shall, or shall cause its relevant Affiliate to, assign and transfer to the Company all right, title and interest in and to the trademarks, service marks, domain names, trade dress, trade names and/or logos identified in Schedule 10.6(b), including all goodwill associated therewith and symbolized thereby (the "Winterthur Trademarks"), to the extent not already owned by the Company and/or the Winterthur Subsidiaries, on the terms and conditions set forth in an intellectual property transfer agreement to be effective upon the Closing and providing for terms reasonably acceptable to the Purchaser and the Seller (the "Intellectual Property Transfer Agreement").

10.7.	PENSION SCHEMES AND PLANS

Except as set forth in Schedule 10.7, the Seller confirms that the Pension Plans covering the employees of the Company and the Winterthur Subsidiaries are in all material respects separate from the pension schemes and plans carried by the Seller or its Affiliates.

10.8.	SELLER SHARE PLANS

(a)

Except as set forth in Schedule 10.8(a), the Seller shall procure that any share awards, options, phantom shares, share appreciation rights or other awards which have been granted to directors, officers or employees of the Winterthur Group prior to the Signing Date under any Seller Share Plan shall, subject to legal restrictions, vest, be accelerated, become exercisable or be paid-out and that all Seller Share Plans shall be terminated in respect of the employees of the Winterthur Group, in each case as at or, subject to legal restrictions, as soon as possible after the Closing Date.

(b)	As from the Signing Date, the Seller shall not grant any additional awards to any employee of the Winterthur Group under any Seller Share Plan.

10.9.	NO RECOURSE AGAINST DIRECTORS AND OFFICERS

(a)

The Purchaser and its Affiliates shall not make, and shall procure that from the Closing Date the Company and the Winterthur Subsidiaries will not make, any claim against any director or executive officer of the Company or any Winterthur Subsidiary, or against the Seller, its Affiliates or its or their Representatives in their potential capacity as a deemed governing body (faktisches Organ) of the Company or any Winterthur Subsidiary, in connection with their acts or omissions as director, executive officer or deemed governing body of the Company or any Winterthur Subsidiary during the period ending with the Closing Date under all applicable laws (including Swiss law and article 752 et seq. CO), except for fraud or criminal or wilful misconduct on the part of such director, executive officer or deemed governing body. Any such potential claims (whether known at the Signing Date or not) are hereby unconditionally and irrevocably waived by the Purchaser on its own behalf and on behalf of its Affiliates, the Company and the Winterthur Subsidiaries.

(b)

Without prejudice to Section 4.2(h), the Purchaser shall procure that the first ordinary general shareholders' meetings of the Company and of each Winterthur Subsidiary following the Closing Date will, in a form satisfactory to the Seller, grant full and unconditional discharge to the directors and executive officers of the Winterthur Group in connection with their acts or omissions as directors and executive officers of the Company or the relevant Winterthur Subsidiary, respectively, during the period ending with the Closing Date, except for fraud or criminal or wilful misconduct on the part of any such director or executive officer.

(c)

The Purchaser shall hold harmless and indemnify the Seller and any of its Affiliates and its or their Representatives in their potential capacity as a deemed governing body (faktisches Organ) of the Company or any Winterthur Subsidiary, for any losses, damages, costs or expenses it or they may incur in connection with any claim made against it or them by the Company, any of the Winterthur Subsidiaries, the Purchaser or any of its Affiliates in breach of Section 10.9(a) and Section 10.9(b) ..

10.10.	CERTAIN AGREEMENTS BETWEEN THE WINTERTHUR GROUP AND THE SELLER GROUP

(a)

The (i) agreements existing at the Signing Date by and between the Company or any Winterthur Subsidiary on the one part and the Seller or any of its Affiliates on the other part regarding standard banking relations, (ii) the agreements set forth in Schedule 10.10(a)(1) and (iii) the Outsourcing Master Agreement, the Service Level Agreements set forth in Schedule 10.10(a)(2) and all Service Level Agreements from time to time entered into by and between the Company or any Winterthur Subsidiary on the one part and the Seller or any of its Affiliates on the other part under the Outsourcing Master Agreement, shall not be affected by the transactions contemplated by this Agreement and shall survive the Closing Date in accordance with the terms stated in the respective agreements unless such an agreement has been terminated by the parties thereto or expired prior to the Closing Date in accordance with its terms; provided that the banc-assurance or similar distribution agreements between Credit Suisse and any member of the Winterthur Group as of the Signing Date shall remain in effect and automatically renew on substantially the same terms and conditions as currently in effect for a period of at least 3 (three) years following the Closing, unless the Parties agree otherwise.

Notwithstanding anything contained herein to the contrary, the parties to the banc-assurance agreements referred to in this Section 10.10(a) shall have the right to amend or terminate such agreements with the prior consent of the Purchaser (which consent shall not be unreasonably withheld) before or after the Closing, if any amendments thereto or their termination is required in connection with the Merger Control Clearances, the Regulatory Filings and Approvals or for other competition law or regulatory reasons.

(b)

Subject to Section 10.1 and the condition precedent that the Closing occurs, any and all inter-company services agreements and similar agreements existing at the Signing Date between the Company or any Winterthur Subsidiary on the one part and the Seller or any of its Affiliates on the other part (other than the agreements referred to in Section 10.10(a)) shall not be affected by the transactions contemplated by this Agreement and shall survive the Closing

Date in accordance with the terms stated in the respective agreements; provided, however, that the Seller and the Purchaser shall have the right to assess their terms and conditions and, if so requested by the Seller or the Purchaser by way of notifying the other Party in accordance with the terms hereof, negotiate in good faith potential amendments or modifications thereto with a view to ensuring that the terms and conditions of such agreements reflect arm's length terms. If the Seller and the Purchaser fail to agree on mutually satisfactory amendments or modifications to such an agreement within 60 (sixty) calendar days after a Party has notified the other Party of its request to renegotiate the terms and conditions of a particular agreement, the relevant agreement shall, notwithstanding anything contained in such agreement to the contrary, terminate and be deemed to be terminated automatically with effect as of the end of the calendar month in which the sixty (60) calendar days period has expired. Such termination shall be without prejudice to the rights of a party thereunder accruing or accrued until the effective date of termination, which rights shall continue to exist and be fully honoured and satisfied by the respective obligor. Notwithstanding the foregoing, the Parties agree that (i) the Annex "Fringe Benefits" to the Outsourcing Master Agreement dated March 16, 2006 may not be terminated by either party thereto earlier than with effect as of December 31, 2007 and (ii) all inter-company asset management and similar agreements between the Company or any Business Entity of the Winterthur Group on the one hand and the Seller or any of its Affiliates on the other hand shall automatically terminate at the Closing or, at the Purchaser’s request no later than 3 (three) months following the Closing.

10.11.	SWISS VAT TAX INDEMNITY

(a)

If and to the extent the Swiss tax authorities request payment from the Seller or any of its Affiliates pursuant to article 32 of the Swiss Federal Law on Value Added Taxes for any Swiss value added taxes (VAT) owed by the Company or any Winterthur Subsidiary in respect of any tax period ending prior to or on the Closing Date, the Purchaser shall cause the Company to, and the Company shall, fully indemnify the Seller, or the relevant Affiliate of the Seller, on a Franc-for-Franc (or the equivalent thereof) basis, subject only to the Cap (but not to De Minimis and the Deductible Amount), for (i) any such amounts paid by the Seller or the relevant Affiliate of the Seller and (ii) any costs or expenses of the Seller or the respective Affiliate of the Seller (including reasonable attorneys' fees) arising therefrom or in connection therewith; provided, however, that if and to the extent the payment requested from the Seller or any of its Affiliates results from a situation that qualifies as a breach of Section 6.1.10, no indemnification shall be owed under this Section 10.11(a) .

(b)

If and to the extent the Swiss tax authorities request payment from the Company or any Winterthur Subsidiary pursuant to article 32 of the Swiss Federal Law on Value Added Taxes for any Swiss value added taxes (VAT) owed by the Seller or any of its Affiliates in respect of any tax period ending prior to or on the Closing Date, the Seller shall, subject only to Cap (but not to the De Minimis and the Deductible Amount), fully indemnify the Company, or the relevant Winterthur Subsidiary, on a Franc-for-Franc (or the equivalent thereof) basis for (i) any such amounts paid by the Company or the relevant Winterthur Subsidiary and (ii) any costs or expenses of the Company or the relevant Winterthur Subsidiary (including reasonable attorneys' fees) arising therefrom or in connection therewith.

10.12.	DEPOSIT OF DISCLOSED DOCUMENTS

(a)

Prior to the Closing Date, the Seller shall procure that the Disclosed Documents will be deposited in an appropriate storage facility located in Switzerland on the premises of the Seller or one of its Affiliates (the "Storage Facility"). The Purchaser shall procure that one of its Representatives will be present at such deposit of the Disclosed Documents. The Storage Facility or the bindings in which the Disclosed Documents will be stored shall be sealed by a Swiss notary public in an appropriate manner so that no addition to, removal from, or modification of the Disclosed Documents will be possible without breaking such seal.

(b)

The Disclosed Documents shall remain deposited in the Storage Facility for a period of 5 (five) years from the Closing Date or such longer period as the Seller deems appropriate (the "Deposit Period"). Upon the expiry of the Deposit Period, the Seller shall, and shall have the right to, deliver the Disclosed Documents to the Purchaser, the Company or one of their Affiliates.

	(c)	Prior to the expiry of the Deposit Period in accordance with Section 10.12(b), the Seller shall, and shall procure that its Affiliates will:

(i)

not accede the Disclosed Documents in the Storage Facility unless a Swiss notary public is present who minutes such access, re-seals the Disclosed Documents after such access, and confirms in a deed that no addition to, removal from, or modification of the Disclosed Documents has been made;

(ii)

promptly upon receipt of a written request of the Purchaser, grant the Purchaser and its Representatives reasonable access to the Disclosed Documents in the Storage Facility; provided that a Swiss notary public is present who minutes such access, re-seals the Disclosed Documents after such access, and confirms in a deed that no addition to, removal from, or modification of the Disclosed Documents has been made; and

(iii)	grant access to the Disclosed Documents in the Storage Facility in accordance with an order of any court or governmental authority having competent jurisdiction accordance with Section 12(b).

(d)

The Seller shall not receive any fees or cost reimbursement for the deposit of the Disclosed Documents in the Storage Facility. Any fees and costs of the notary public in connection with the deposit of, or any access to, the Disclosed Documents shall be borne by both Parties in equal parts.

(e)

At any time during the Deposit Period, the Seller shall have the right to deliver the Disclosed Documents to an appropriate escrow agent who shall hold the Disclosed Documents in escrow for the Parties; provided that a Swiss notary public is present who minutes such removal and delivery and confirms in a deed that no addition to, removal from, or modification of the Disclosed Documents has been made. The Parties shall bear the fees and cost of such escrow agent in equal parts and shall agree with the escrow agent on the terms and conditions of such escrow.

10.13.	NON-COMPETITION

(a)

During the period commencing on the Closing Date and ending on the 2nd (second) anniversary of the Closing Date, the Seller shall not, and shall cause its Subsidiaries (as defined below), for as long as they qualify as Subsidiaries, not to, directly or indirectly, carry on the insurance, reinsurance, life, annuity, pension or health business as written by the Company in the countries the

Company operates in at the Closing Date (the "Relevant Business"); provided that nothing in this Agreement shall restrict:

(i)

the Seller or any of its Subsidiaries from acquiring or holding as a passive investor less than 20% (twenty percent) (including voting rights held by any Persons acting jointly or in concert with the Seller) of the issued and outstanding voting rights of a corporation, the shares of which are listed on a recognized stock exchange and provided that the board of directors of such corporation does not include an individual who is acting on behalf of the Seller or its Subsidiaries or holding voting rights that, directly or indirectly, give the Seller or its Subsidiaries any management functions in, or the ability to materially influence the conduct of the entity in which such shares are held;

(ii)

the Seller or any of its Subsidiaries from acquiring, or holding any shares or voting rights in, any Person, the shares of which are not listed on a stock exchange and which, directly or indirectly, carries on such Relevant Business, provided that the annual gross written premiums of such Person from such Relevant Business is less than 50% (fifty percent) of such Person’s and its Subsidiaries’ aggregate worldwide annual gross turnover;.

(iii)

the Subsidiaries of the Seller engaged in the private equity business from acquiring, or holding any shares or voting rights in, any Person which, directly or indirectly, carries on such Relevant Business;

(iv)

the Seller from evaluating, negotiating or entering into a transaction with any Person regarding a public tender offer by such Person for shares in the Seller or regarding a combination of the Seller or any of its Subsidiaries with, or an acquisition of any Subsidiary of the Seller by, such Person;

(v)

the Subsidiaries of the Seller from offering or selling insurance, reinsurance, life, annuity, pension or health business products offered to the clients of such Subsidiaries in the normal course of their banking, asset management or investment banking businesses; or

(vi)

the Subsidiaries of the Seller from developing, offering or selling investment, asset management or investment banking products or services of any nature to the clients of such Subsidiaries in the normal course of their banking, asset management or investment banking businesses, irrespective of whether or not such products qualify, or may be deemed to qualify, as insurance or reinsurance products or related products; or

(vii)	the Subsidiaries of the Seller from pursuing any insurance business activities of the nature currently pursued by such Subsidiaries.

(b)

Solely for the purpose of this Section 10.13, "Subsidiary" or "Subsidiaries" shall mean any Person that is, and for as long as such Person is, under Control of another Person. If used in respect of the Seller, the term "Subsidiary" or "Subsidiaries" shall not include the Company or any Winterthur Subsidiary.

10.14.	NON-SOLICITATION

(a)

During the period commencing on the Signing Date and ending on the 2nd (second) anniversary of the Closing Date, the Seller shall not, and shall cause its Affiliates, for as long as they qualify as Affiliates, not to, directly or indirectly, approach or solicit any client, broker or insurance agent of the Company or any of the Winterthur Subsidiaries or attempt to entice any client, broker or insurance agent away from the Company and the Winterthur Subsidiaries, in each case, in respect of the Relevant Business (as defined in Section 10.13).

(b)

During the period commencing on the Signing Date and ending on the 2nd (second) anniversary of the Closing Date, the Seller shall not and shall cause its Affiliates not to, directly or indirectly, (i) solicit for employment or any similar arrangement any director, executive officer, or employee of the Company or any of the Winterthur Subsidiaries or (ii) hire any other Person for, or assist any other Person in, soliciting any employee of the Company or any of the Winterthur Subsidiaries; provided, however, that this Section 10.14 shall not apply to such persons who have been terminated or been given notice of termination of employment, and shall not prohibit general solicitations for employment through advertisements or other means.

11.	MISCELLANEOUS

11.1.	ENTIRE AGREEMENT; AMENDMENTS

(a)

Subject to the Confidentiality Agreement, this Agreement (including its schedules and annexes) constitutes the entire agreement of the Parties regarding the subject matter hereof and supersedes all previous agreements or arrangements, negotiations, discussions, correspondence, undertakings and communications regarding the subject matter hereof (other than the Confidentiality Agreement), whether oral or in writing, explicit or implied.

(b) This Agreement including this Section shall be modified only by an agreement in writing executed by the Parties which shall explicitly refer to this Section.

11.2.	NO WAIVER

The failure of either of the Parties to enforce any of the provisions of this Agreement or any rights with respect to this Agreement shall in no way be considered as a waiver of such provisions or rights or in any way affect the validity of this Agreement. The waiver of any breach of this Agreement by either Party shall not operate or be construed as a waiver of any other prior or subsequent breach.

11.3.	SEVERABILITY

If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall, if possible, be adjusted rather than voided, in order to achieve a result which corresponds to the fullest possible extent to the intention of the Parties. The nullity or adjustment of any provision of this Agreement shall not affect the validity and enforceability of any other provision of this Agreement, unless this appears to be unreasonable for any of the Parties.

11.4.	NOTICES

(a)

Any notice, request or instruction to be made under or in connection with this Agreement shall be made in writing and be delivered by registered mail or courier or by facsimile (to be confirmed in writing delivered by registered mail or courier) to the following addresses (or such other addresses as may from time to time have been notified according to this Section 11.4):

(i)	If to the Seller:

Credit Suisse Group Attn. Group General Counsel Paradeplatz 8 CH-8001 Zurich Switzerland with a copy to:

Lenz & Staehelin Dr. Rudolf Tschäni Bleicherweg 58 CH-8027 Zurich Switzerland

(ii)	If to the Purchaser:

AXA

Attn: Group General Counsel 25, avenue Matignon 75008 Paris France

(b)

Any notice, request or instruction made under or in connection with this Agreement shall be deemed to have been delivered on the Business Day on which it has been received (by courier, postal service or facsimile) by the recipient thereof.

11.5.	CONFIDENTIALITY AND PRESS RELEASES

11.5.1.	Confidentiality of the Agreement

Without duplication of, or derogation from, the Confidentiality Agreement, neither Party shall disclose to any Third Person, and keep in strict confidence, this Agreement and its contents or publish any press release or make any public announcement in respect of the transactions contemplated by this Agreement without the prior written consent of the other Party, unless any such disclosure, press release or public announcement is required under applicable laws or stock exchange regulations or ordered by any competent judicial or regulatory authority or by any competent stock exchange (in which case the Parties shall, to the extent practicable and permissible, consult with each other prior to any such disclosure).

11.5.2.	Confidentiality Undertakings of the Seller

At any time from the Signing Date, the Seller shall not, and shall procure that its Affiliates and any of its or their Representatives will not, directly or indirectly, disclose to any unauthorised Person or use, directly or indirectly, on its or their own account or on the account of any unauthorised Person, any confidential information with respect to the Winterthur Business, unless and to the extent that:

	(a)	such confidential information is or becomes generally known to, and available for the use by, the public other than as a result of any breach of the first paragraph of this Section 11.5.2;

(b)

such confidential information becomes available to the Seller or its Affiliates through a Person that is not bound by any confidentiality agreement with, or confidentiality obligation to, the Purchaser, its Affiliates or the Winterthur Group; or

	(c)	the Seller is able to demonstrate that such confidential information was developed or acquired by it or any of its Affiliates independently from the Winterthur Group.

11.5.3.	Confidentiality Undertakings of the Purchaser

(a)

At any time from the Signing Date, the Purchaser shall not, and shall procure that its Affiliates and, from the Closing Date until 2 (two) years following the Closing Date, the Company and the Winterthur Subsidiaries, and any of its or their Representatives, will not, directly or indirectly disclose to any unauthorised Person or use, directly or indirectly, on its or their own account or on the account of any unauthorised Person, any confidential information with respect to the Seller and its Affiliates or their respective businesses or affairs disclosed to them in connection with the transactions contemplated by this Agreement or otherwise disclosed to the Company or any Winterthur Subsidiary by the Seller or any of its Affiliates, unless and to the extent that:

(i)	such confidential information is or becomes generally known to, and available for the use by, the public other than as a result of any breach of the first paragraph of this Section 11.5.3(a);

(ii)

such confidential information becomes available to the Purchaser or its Affiliates through a Person that is not bound by any confidentiality agreement with, or confidentiality obligation to, the Seller or its Affiliates;

(iii)

the Purchaser is able to demonstrate that such confidential information was developed or acquired by it, any of its Affiliates, the Company or any Winterthur Subsidiary independently from the Seller; or

(iv)	such confidential information relates exclusively to the Winterthur Business and not to the business carried on by the Seller and its Affiliates.

(b)

At any time from the Signing Date until the Closing Date or, should this Agreement be terminated in accordance with Section 3.4, at any time from the Signing Date, the Purchaser shall not, and shall procure that its Affiliates and any of its or their Representatives will not, directly or indirectly, disclose to any unauthorised Person or use, directly or indirectly, on its or their own account or on the account of any unauthorised Person, any confidential information with respect to the Winterthur Business, including any information retrieved from or relating to the Disclosed Information, unless and to the extent that:

	(i)	such confidential information is or becomes generally known to, and available for the use by, the public other than as a result of any breach of the first paragraph of this Section 11.5.3(b);

(ii)

such confidential information becomes available to the Purchaser or its Affiliates through a Person that is not bound by any confidentiality agreement with, or confidentiality obligation to, the Seller, its Affiliates or the Winterthur Group; or

	(iii)	the Purchaser is able to demonstrate that such confidential information was developed or acquired by it or any of its Affiliates independently from the Winterthur Group.

11.6.	ASSIGNMENT

(a)

Subject to Section 11.6(b), neither Party shall assign this Agreement or any rights, claims, obligations or duties under this Agreement to any Person without the prior written consent of the other Party.

(b)

Either Party shall have the right to assign this Agreement in whole to any of its Affiliates; provided that in the event of such assignment, the assigning Party shall (i) remain liable for the assignee's obligations and duties under this Agreement, and (ii) indemnify the other Party and hold it fully harmless from all damage incurred by the other Party as a result of such assignment.

11.7.	COST AND EXPENSES; TAXES

Either Party shall bear all cost, expenses and taxes incurred by it in connection with the transactions contemplated by this Agreement; provided that any stamp transfer taxes (Umsatzabgabe) levied on the transfer of the Shares and any similar taxes or levies shall be borne by both Parties in equal parts and provided further that any other transfer or transactional taxes (including Handänderungsabgaben and Grunderwerbs- steuern in Switzerland and Germany, respectively) and similar taxes or levies resulting directly or indirectly from the transfer of Shares shall be borne by the Purchaser, except for capital gains taxes (including property related capital gains taxes such as Grundstückgewinnsteuern in Switzerland) which shall be borne by the Seller unless such property related capital gains taxes or levies result directly or indirectly from any actions (including any change to the book value of the relevant real estate or the participation held in a Business Entity holding real estate), or omissions to take any commercially reasonable actions that would prevent such taxes or levies from being levied, of the Purchaser, the Company or any Winterthur Subsidiary without the prior written consent of the Seller (which consent shall not be unreasonably withheld).

12.	APPLICABLE LAW AND DISPUTE RESOLUTION

(a) This Agreement shall be subject to, and governed by, Swiss substantive law.

(b) All disputes arising out of, or in connection with, this Agreement, including disputes on its conclusion, binding effect, amendment, breach or termination,

shall be submitted to the exclusive jurisdiction of the Court of Commerce (Handelsgericht) of the Canton of Zurich, Switzerland.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

Credit Suisse Group

Name: Urs Rohner

Title: Chief Operating Officer
& General Counsel

AXA

Name: George Stansfield

Title:	Senior Vice President & Group General Counsel

SCHEDULE (C)

WINTERTHUR SUBSIDIARIES

Enclosed.

SCHEDULE 1.1

DEFINED TERMS

The capitalised terms used in this Agreement shall have the meaning ascribed to them in this Schedule 1.1.

"2005 Financial Statements" shall have the meaning set forth in Section 6.1.4.

"Accrued Finso Interest" shall mean 6.98% interest per annum payable by Finso to, or accruing for the benefit, of Seller's Guernsey Branch on the Principal Finso Loan Amount on a pro rated basis until (and including) the Closing Date in accordance with the terms and conditions of the Finso Loan Agreement.

"Additional Winterthur Entities" shall mean the entities shown in Schedule 1.1(c).

"Affiliate" shall mean any Business Entity that (i) is under Control of another Person or (ii) has Control over another Person. Where used with reference to the Seller or the Purchaser, the terms Affiliate and Affiliates shall not include the Company or any Winterthur Subsidiary and, with reference to the Company, the term Affiliate and Affiliates shall not include the Seller or its Affiliates.

"Agreement" shall mean the Share Purchase Agreement (including all Schedules) dated June 13, 2006 by and between the Seller and the Purchaser regarding the sale and purchase of all Shares in the Company, as amended or complemented from time to time.

"Business Day" shall mean any day other than a Saturday or Sunday on which banks are generally open for the transaction of normal commercial business in Zurich.

"Business Entity" shall mean any corporation, company, association, foundation or other incorporated legal entity (juristische Person) or any general or limited partnership or other non-incorporated organisation (Rechtsgemeinschaft) doing business.

"Cap" shall have the meaning set forth in Section 8.1(a)(iv) .

"Certain Share and Option Plans" shall mean the share and option plans shown in Schedule 10.8.

"CHF" shall mean Swiss Francs, being the legal tender in Switzerland.

"Closing" shall have the meaning set forth in Section 4.1(a) .

"Closing Date" shall have the meaning set forth in Section 4.1(a) .

"Closing Minutes" shall have the meaning set forth in Section 4.4.

"CO" shall mean the Swiss Code of Obligations (Obligationenrecht) of March 30, 1911, as amended.

"Company" shall mean "Winterthur" Schweizerische Versicherungs-Gesellschaft, as further specified in Recital (A).

"Confidentiality Agreement" shall mean the confidentiality agreement entered into by and between the Seller and the Purchaser on March 28, 2006, as amended or completed from time to time.

"Control" shall be deemed to exist if a Person, alone or jointly with another Person, directly or indirectly, (i) owns more than half of the voting rights of a Business Entity, or (ii) is otherwise able to direct the business affairs of a Business Entity by virtue of any legal or factual circumstances.

"Current Winterthur Group Executive Board" shall mean the Persons set forth in Schedule 4.2(h).

"Data Room Documents" shall have the meaning set forth in Section 7.4(a)(ii) .

"Deductible Amount" shall have the meaning set forth in Section 8.1(a)(iii) .

"De Minimis Amount" shall have the meaning set forth in Section 8.1(a)(ii) .

"Deposit Period" shall have the meaning set forth in Section 10.12(b) .

"Disclosed Documents" shall have the meaning set forth in Section 7.4(a)(ii) .

"Disclosed Information" shall have the meaning set forth in Section 7.4(a) .

"Due Diligence" shall have the meaning set forth in Recital (D).

"Encumbrance" shall mean any pledge, mortgage, indenture, lien, charge, encumbrance or other security interest or any right of first refusal or pre-emption right, or any approval or consent required from another Person for the exercise or full vesting of a right or title, whether based on agreement or undertaking or arising by the operation of law or otherwise.

"Financial Indebtedness" shall mean any interest and non-interest bearing, short or long-term financial liabilities and trade credits, owing by one Person to another Person.

"Finso" shall mean Finance Solutions S.à.r.l., a limited liability company incorporated in Luxembourg and a wholly-owned Winterthur Subsidiary, with registered office at 13A, rue de Bitbourg, 1273 Luxembourg, Luxembourg.

"Finso Guarantees" shall mean (i) the Guarantee n. 1 dated July 5, 2004, issued by the Company in favour of the Seller's Guernsey Branch in support of the obligations of Finso under, or in connection with, the Finso Loan Agreement, and (ii) the Guarantee n. 2 dated July 5, 2004, issued by the Company in favour of the Seller's Guernsey Branch in support of the obligations of Finso under, or in connection with, the Finso Loan Agreement.

"Finso Loan" shall mean all present and future rights and claims (including all interests and benefits) and all obligations and liabilities of the Seller's Guernsey Branch towards (i) Finso under the Finso Loan Agreement, including the claim for payment of the Principal Finso Loan Amount and the Accrued Finso Interest in accordance with the terms thereof and (ii) the Company under the Finso Guarantees.

"Finso Loan Agreement" shall mean (i) the Amended and Restated Loan Agreement N. 1 dated June 28, 2004 by and between the Seller's Guernsey Branch and Finso, (ii) the Amended and Restated Loan Agreement N. 2 dated June 28, 2004 by and between the Seller's Guernsey Branch and Finso, and (iii) the two related Novation Agreements dated June 24, 2004 by and between the Seller's Guernsey Branch, Winterthur (UK) Holdings Limited and Finso.

"FOPI" shall have the meaning as set forth in Section 3.1(b) .

"GBP" shall mean British Pound Sterling, the legal tender of the United Kingdom.

"German Business" shall mean Winterthur Germany, any of its Winterthur Germany Subsidiaries and any of its or their assets, liabilities, operations, business or affairs, irrespective of where such assets, liabilities, operations, business or affairs are located or conducted.

"Increased Purchase Price" shall have the meaning set forth in Section 2.2.1(b) .

"Insurance Technical Reserves" shall mean the insurance technical reserves in accordance with applicable laws and regulations, in each case of the Business Entity in relation to which the term is used, and shall, in relation to the Winterthur Group, be deemed to include, in particular, the technical provisions under the following line items of the consolidated financial statements of the Company:

(a)

in relation to the life & pension insurance business, (i) unearned premiums, (ii) unearned revenue liability, (iii) future policyholder benefits, (iv) future dividends to policyholders, (v) death and other benefits and (vi) bonuses held on deposit; or

(ii)

in relation to the non-life insurance business, (i) unearned premiums, (ii) unpaid losses and loss adjustment expenses, (iii) annuities, (iv) future policyholder benefits (health care business) and (v) future dividends to policyholders (health care business).

"Intellectual Property Rights" shall have the meaning set forth in Section 6.1.15.

"Intellectual Property Transfer Agreement" shall have the meaning set forth in Section 10.6(b) .

"Knowledge of the Seller" shall mean the actual conscious knowledge of any facts, matters or circumstances by any member of (i) the board of directors or the group executive board of the Seller, or (ii) the Current Winterthur Group Executive Board as of the Signing Date.

"Licence Agreement" shall have the meaning set forth in Section 5.5(a)(ii) .

"Long Stop Date" shall have the meaning set forth in Section 3.1.

"Loss" shall have the meaning set forth in Section 8.1(a)(iii) .

"Management Fees" shall have the meaning set forth in Section 10.1.3.

"Material Adverse Change" shall mean a change in the assets, liabilities or results of operations of the Winterthur Group which materially and sustainably (nachhaltig) impairs the value of the Winterthur Business taken as a whole and was not, and could in good faith not be, anticipated by the Parties at the Signing Date, excluding any such change that results from (i) any conditions, requests or requirements imposed by the relevant competition authorities or regulatory authorities in connection with the Merger Control Clearances or the Regulatory Filings and Approvals, (ii) any conditions or occurrences affecting the economy in general or the life and pension or insurance industry specifically, in any territory, including any developments of the capital or financial markets, any currency fluctuations or any changes in the regulatory environment, (iii) the transactions contemplated by this Agreement or their announcement, or (iv), other than for purposes of Section 7.4(b) of this Agreement, any facts, matters or circumstances disclosed in the Disclosed Information. For the purpose of the definition of the term Material Adverse Change, a change shall not be deemed to materially and sustainably impairing the value of the Winterthur Business taken as a whole unless the adverse change (other than the excluded changes pursuant to (i) – (iv) above) in the assets, liabilities or results of operations of the Winterthur Group exceeds CHF 2'000'000'000 (two billion Swiss Francs) or the equivalent thereof.

"Material Contract" shall have the meaning set forth in Section 6.1.16(a) .

"Material Jurisdiction" shall mean Switzerland and each jurisdiction where a Material Winterthur Subsidiary is incorporated.

"Material Merger Control Clearances" shall have the meaning set forth in Section 3.1(a) .

"Material Winterthur Insurance Subsidiaries" shall mean all Material Winterthur Subsidiaries other than Winterthur Beteiligungsgesellschaft mbH, WinCom Versicherungs-Holding AG, DBV-Winterthur Holding AG, DBV Holding N.V., Winterthur Verzekeringen Holding B.V., Hispanowin, S.A., Winterthur U.S. Holdings Inc., Unigard Incorporated, Winterthur (UK) Holdings Ltd., Winterthur Financial Services UK Holdings Ltd, Winterthur Uk Financial services Group Ltd. and Winterthur Life UK Holdings Ltd.).

"Material Winterthur Subsidiaries" shall mean each of the Winterthur Subsidiaries set forth in Schedule 1.1(a).

"Merger Control Clearances" shall have the meaning set forth in Section 5.2(a)(i) .

"Notice of Breach" shall have the meaning set forth in Section 7.2.

"Ordinary Course of Business" shall mean, with respect to an action taken by a Person, that such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day business and operations of such Person. For the avoidance of doubt, where the term "Ordinary Course of Business" refers to the Company or any Winterthur Subsidiary, it shall be deemed to include the offering, entering into, writing, issuance, acceptance and/or assumption of Policies by the Company or any Winterthur Subsidiary consistent with the past practices of such Person and taken in the ordinary course of the normal day-to-day business and operations of such Person.

"Outsourcing Master Agreement" shall mean the Outsourcing Master Agreement ("Rahmenvertrag für Auslagerungen") by and among, inter alia, the Seller, Winterthur and Winterthur Life dated February 6/17, 2006, including the Service Level Agreements from time to time entered into by and between the Seller or any of its Affiliates and the Company or any Winterthur Subsidiary under the Outsourcing Master Agreement, as amended or completed from time to time.

"Party" shall mean either of, and "Parties" shall mean both of, the Seller and the Purchaser.

"Pension Plan" shall mean all pension or other post-retirement benefit plans in accordance with US GAAP of the Company and the Winterthur Subsidiaries as set forth in Schedule 6.1.14(b).

"Person" shall mean any individual person (natürliche Person), any Business Entity, or any state, governmental or other authoritative administration, entity or body.

"Policies" shall mean any and all insurance contracts (including reinsurance contracts) and policies.

"Principal Finso Loan Amount" shall mean the claim for payment of the Seller's Guernsey Branch towards Finso of the principal amount of GBP 500'000'000 (five hundred million British Pounds Sterling) outstanding under the Finso Loan Agreement.

"Purchase Price" shall mean:

(a)	the purchase price set forth in Section 2.2.1(a), if the Closing occurs on December 31, 2006;

(b)	the Increased Purchase Price, if the Closing occurs after December 31, 2006.

"Purchaser" shall mean AXA, as further specified on the cover page of this Agreement.

"Qualifying Claims" shall have the meaning set forth in Section 8.1(b)(i) .

"Recital" shall mean a recital of this Agreement.

"Regulatory Filings and Approvals" shall have the meaning set forth in Section 3.1(b) .

"Reinsurance Contract" shall have the meaning set forth in Section 6.1.17.

"Relevant Business" shall have the meaning set forth in Section 10.13(a) .

"Representative" of a Person shall mean any member of the board of directors or any other governing body, any officer, any employee or any adviser of such Person.

"Schedule" shall mean a schedule attached to this Agreement.

"Section" shall mean a section of this Agreement.

"Seller" shall mean Credit Suisse Group, as further specified on the cover page of this Agreement.

"Seller Commitments" shall have the meaning set forth in Section 10.2(a) .

"Seller Group" shall mean the Seller and its Affiliates.

"Seller's Guernsey Branch" shall mean Credit Suisse, Guernsey Branch, a branch of Credit Suisse with registered office at Helvetia Court, South Esplanade, St. Peter Port in Guernsey, Channel Islands GY1 3WF.

"Seller Share Plans" shall mean (i) the Credit Suisse Group Master Share Plan as adopted on January 16, 2004, (ii) the Swiss Share Plan (Master Plan Document) as amended and restated with effect from and after January 1, 2003, (iii) the Swiss Share Plan (Option Supplement to the Master Document) as amended and restated with effect from and after January 1, 2002, (iv) the International Share Plan Master Plan Document as adopted on January 31, 2002, (v) the International Share Plan Option Supplement to the Master Plan Document as adopted on January 31, 2002, (vi) the Credit Suisse Group Swiss Share Plan (version «Final 8/2001»), (vii) the Credit Suisse Group Management Performance Plan – Switzerland, adopted by the Group Compensation Committee on January 25, 2001 and effective as of January 1, 2001, and (viii) all other share, option and similar award plans adopted by the Seller or its Affiliates from time to time prior to the Signing Date.

"Service Level Agreements" shall mean any and all Service Level Agreements (including the Service Level Agreements set forth in Schedule 10.10(a)(2)) that the parties to the Outsourcing Master Agreement (or any of their Affiliates) have entered into prior to the Signing Date or may enter into at any time thereafter pursuant to the Outsourcing Master Agreement, in each case as amended or complemented from time to time.

"Shares" shall have the meaning set forth in Recital (A).

"Signing Date" shall mean the date of this Agreement as set forth on the cover page of this Agreement.

"Storage Facility" shall have the meaning set forth in Section 10.12(a) .

"Subsidiary" shall, solely in respect of Section 10.13, have the meaning set forth in Section 10.13(b) .

"Swiss Competition Commission" shall mean the Schweizerische Wettbewerbs-kommission.

"Taxes" shall mean all tax liabilities payable by any Person to any competent tax authority in any jurisdiction, in particular (without limitation) personal and corporate income taxes, capital taxes, issuance duties, transfer duties and other stamp duties, withholding taxes, value added taxes and customs duties, including any related interest, penalties, costs and expenses.

"Tax Returns" shall have the meaning set forth in Section 6.1.10(a) .

"Third Party Claim" shall have the meaning set forth in Section 8.2(a) .

"Third Person" shall mean any Person which is not under the Control of, has no Control over, and does not act for the account (auf Rechnung) or upon the instruction of, the Seller, the Purchaser, the Company or any of their respective Affiliates.

"US Competition Authority" shall mean, as applicable, the Federal Trade Commission or the US Department of Justice.

"US GAAP" shall mean the accounting principles generally accepted in the United States of America as in effect at the time any applicable financial statements were or are prepared or any act requiring the application of US GAAP was or is performed.

"Winterthur" shall mean "Winterthur" Schweizerische Versicherungs-Gesellschaft, as further specified in Recital (A).

"Winterthur Business" shall have the meaning set forth in Recital (B).

"Winterthur Germany" shall mean DBV-Winterthur Holding AG, a stock corporation with registered office at Frankfurter Strasse 50, in 65178 Wiesbaden (Germany).

"Winterthur Germany Share Purchase Agreement" shall mean the share purchase agreement (Aktienkaufvertrag) dated June 6, 2006 by and among DBV Öffentlichrechtliche Anstalt für Beteiligungen, WinCom Versicherungs-Holding AG and the Company, including, for the avoidance of doubt, its Appendixes (including the Annexes to the Appendixes, as such are separately executed).

"Winterthur Germany Subsidiaries" shall mean the entities shown in Schedule 1.1(b).

"Winterthur Group" shall have the meaning set forth in Recital (C).

"Winterthur Group Commitments" shall have the meaning set forth in Section 10.4(a) .

"Winterthur Life" shall mean Winterthur Leben, a stock corporation with registered office at General Guisan-Strasse 40 in 8400 Winterthur (Switzerland).

"Winterthur Subsidiaries" shall have the meaning set forth in Recital (E).

"XL Settlement Agreement" shall mean each of (i) the Settlement Agreement dated June 7, 2006 by and among the Company, XL Insurance (Bermuda) Ltd and Vitodurum Reinsurance Company, (ii) the WIPP Runoff Agreement dated June 7, 2006 by and among the Company, XL Insurance (Bermuda) Ltd and Vitodurum Reinsurance Company and (iii) the Escrow Agreement dated June 7, 2006 by and among the Company, XL Insurance (Bermuda) Ltd and Vitodurum Reinsurance Company.

"Winterthur Trademarks" shall have the meaning set forth in Section 10.6(b) .